Schedule 14A Information

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                           GENERAL MOTORS CORPORATION
     ......................................................................
                (Name of Registrant as Specified In Its Charter)


     ......................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:

     ............................................................

     (2) Aggregate number of securities to which transaction applies:

     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     .......................................................

     (4) Proposed maximum aggregate value of transaction:

    .......................................................

     (5)  Total fee paid:

     .......................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:

          .......................................................

          (2) Form, Schedule or Registration Statement No.:

          .......................................................

          (3) Filing Party:

          .......................................................

          (4) Date Filed:

          .......................................................
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GM                           GENERAL MOTORS CORPORATION
                              NOTICE OF ANNUAL MEETING

                                                                  April 17, 2003

Dear Stockholder:

     You are invited to attend the annual meeting of stockholders of General Motors Corporation. It will be held at 9 a.m. local time on Tuesday, June 3, 2003, at the Hotel du Pont, 11th & Market Streets, Wilmington, Delaware. At the meeting, stockholders will vote upon the following matters:

     *  The election of directors for the next year;

     * The ratification of the Board of Directors' proposal for the selection of independent public accountants for the next year;

     * Eight stockholder proposals (if they are properly presented at the meeting).

     If you were a record holder of Common Stock, $1 2/3 par value ("Common Stock"), or Class H Common Stock, $0.10 par value ("Class H Common Stock"), at the close of business on April 4, 2003, you will be entitled to vote at the meeting. For this document, Common Stock and Class H Common Stock together will be referred to as "GM Stock." A list of stockholders entitled to vote at the meeting will be available for examination at General Motors Corporation, Renaissance Center, Detroit, Michigan, for ten days before the meeting between 9 a.m. and 5 p.m., and at the Hotel du Pont during the annual meeting.

     The annual meeting will include a report on the state of the business, and thereafter focus on electing directors, voting on the selection of independent public accountants and stockholder proposals, and related discussion. After that, we will provide time for business-related questions and comments. If you plan to attend the meeting, please see the instructions on page 3.

     In addition to the annual meeting, GM holds regional stockholder forums. These meetings provide a less formal way for you to learn about General Motors and discuss related issues with senior management. The time and location of these meetings are announced in Stockholder News as well as on the Internet under "Calendar for Investors" at http://investor.gm.com.

     Please read the attached proxy statement carefully and submit your proxy as soon as possible. You have your choice of voting your proxy via the Internet, by telephone, or by completing and returning the enclosed proxy card.

                                   Sincerely,

         /s/ Nancy E. Polis                  /s/ John F. Smith, Jr.
             Secretary                           Chairman

                               TABLE OF CONTENTS

                                                                         Page
PROXY STATEMENT........................................................     1
GENERAL INFORMATION....................................................     1
     Stockholders Entitled to Vote.....................................     1
     Voting............................................................     1
     Voting of Stock Plans for Employees...............................     2
     Proxy Statement Proposals.........................................     3
     Attending the Annual Meeting......................................     3
     Householding of Annual Meeting Materials..........................     3
     Electronic Delivery of Annual Meeting Materials...................     4
     Material for Beneficial Owners....................................     4
     Expenses of Solicitation..........................................     4
BOARD OF DIRECTORS GOVERNANCE..........................................     4
     Selection of Nominees for Directors...............................     4
     Directors.........................................................     5
     Director Compensation.............................................     5
     Committees of the Board of Directors..............................     6

ITEM NO. 1--Nomination and Election of Directors.......................     7
     Information about Nominees for Directors..........................     7

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE.........................    14

EXECUTIVE COMPENSATION TABLES..........................................    18

AUDIT COMMITTEE REPORT.................................................    25

FEES PAID TO AUDITOR...................................................    25

ITEM NO.  2--Ratification of the selection of Deloitte & Touche as independent public accountants for the year
             2003......................................................    27

ITEM NO.  3--Stockholder proposal to retain an auditing
             consulting firm that was not part of Deloitte &
             Touche....................................................    27

ITEM NO.  4--Stockholder proposal to report on greenhouse gas
             emissions.................................................    28

ITEM NO.  5--Stockholder proposal to require an independent
             chairman separate from the chief executive
             officer...................................................    30

ITEM NO.  6--Stockholder proposal to require stockholder approval
             of a "poison pill"........................................    31

ITEM NO.  7--Stockholder proposal to adopt cumulative voting...........    33

ITEM NO.  8--Stockholder proposal to appoint independent
             directors to key Board committees.........................    35

ITEM NO.  9--Stockholder proposal to award performance-based
             stock options to senior executives and directors..........    36

ITEM NO. 10--Stockholder proposal to appoint an independent
             auditor that will not provide GM with non-audit
             consulting services.......................................    38

OTHER MATTERS..........................................................    39

EXHIBIT A--TEXT OF THE AUDIT COMMITTEE CHARTER.........................   A-1

                           GENERAL MOTORS CORPORATION
       300 RENAISSANCE CENTER, P.O. BOX 300, DETROIT, MICHIGAN 48265-3000

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 3, 2003

     This proxy statement is provided in connection with the solicitation of proxies, by order of the Board of Directors of General Motors Corporation, to be used at the annual meeting of stockholders of the Corporation. The enclosed proxy card represents your holdings of Common Stock and/or Class H Common Stock in the registered account name shown. We expect that this proxy statement and the enclosed proxy will be mailed, or will be available through the Internet for those stockholders receiving their proxy materials electronically, on or after Thursday, April 17, 2003, to each stockholder entitled to vote.

     In addition to this proxy statement and card, the GM 2002 Annual Report is provided in this package.

                              GENERAL INFORMATION

STOCKHOLDERS ENTITLED TO VOTE

     The Board of Directors designated April 4, 2003, as the record date for determining stockholders entitled to vote at the annual meeting. On that date, the Corporation had 560,678,283 shares of Common Stock and 1,107,518,293 shares of Class H Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote, and each share of Class H Common Stock entitles the holder to 0.2 vote.

VOTING

     You may give instructions to grant or withhold authority to vote for election of all the Board of Directors' nominees, or any individual nominee, and to vote for or against, or abstain from voting upon, each of the nine proposals.

     If you are a stockholder of record (you hold shares in your name in an account with GM's stock transfer agent, EquiServe), you can vote in any one of the following three ways:

     * By Internet: Go to the Web site, www.eproxyvote.com/gm, shown on your proxy card. You will need to enter your voter control number that appears on your proxy card.

     * By Telephone: Call the toll-free number, 1-877-779-8683, as listed on your proxy card. If you are outside the continental United States or Canada, call collect at 1-201-536-8073. You will need to provide your voter control number that appears on your proxy card. Please follow the instructions on your proxy card and the voice prompts on the telephone.

     * By Mail: Mark, sign your name exactly as it appears on your proxy card, date your proxy card, and return it in the enclosed envelope. If you receive more than one proxy card (which means you have shares in more than one account), you must mark, sign, and date each of them, or alternatively vote all these shares through the Internet or by telephone. If you sign and return your proxy card and do not specify a choice, your shares will be voted as the Board of Directors has recommended, as indicated in this proxy statement.

     If you prefer, you may also vote by ballot at the annual meeting, which will cancel any proxy you previously gave.

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     After you have signed and returned the enclosed proxy card or voted through the Internet or by telephone, you may revoke your proxy at any time until it is voted at the annual meeting. You may do this by sending a written notice of revocation or a subsequent proxy card, by voting subsequently through the Internet or by telephone, or by voting in person at the annual meeting. The shares represented by a proxy will be voted unless the proxy card is received late or in a form that cannot be voted.

     By signing and returning the proxy card or by voting through the Internet or by telephone, you will authorize the Proxy Committee to vote your shares of Common Stock and/or Class H Common Stock as you direct and on any proposals that General Motors does not know about now but that may be presented properly at the meeting. The Proxy Committee comprises three executive officers of the
Corporation: G. Richard Wagoner, Jr., John M. Devine, and Robert A. Lutz, each of whom is authorized to act on behalf of the Committee.

     If your shares are held by a broker, bank, or other record holder, please refer to the instructions they provide for your shares to be voted.

     As a matter of policy, GM believes your vote should be private. Therefore, we use an independent specialist to receive, inspect, count, and tabulate proxies. Representatives of the independent specialist also act as judges at the annual meeting.

     Except for Item 1, or as otherwise noted, each proposal in this proxy statement will be approved if it receives a majority of the votes present, either in person or by proxy, at the meeting. Item 1, the election of directors, is somewhat different: the ten candidates who receive the most votes will be elected to the ten available memberships on the Board. If you submit your proxy or attend the meeting but choose to abstain from voting on any proposal, you will be considered present at the meeting and not voting in favor of the proposal. Since most proposals pass only if they receive favorable votes from a majority of votes present at the meeting, the fact that you are abstaining and not voting in favor of a proposal will have the same effect as if you had voted against the proposal. (In contrast, a "broker non-vote," where a broker withholds authority to cast a vote as to a certain proposal, is deemed not present at the meeting with regard to that proposal.)

VOTING OF STOCK PLANS FOR EMPLOYEES

     If you participate in the following stock plans for employees, your proxy card will serve to instruct the Trustees, plan committees, or independent fiduciaries of those plans how to vote your shares in the plan:

     * General Motors Savings-Stock Purchase Program for Salaried Employees in the United States (the "GM S-SPP")

     * General Motors Personal Savings Plan for Hourly-Rate Employees in the United States (the "GM PSP")

     * General Motors Canadian Savings-Stock Program for Salaried Employees (the "GM Canadian Plan")

     * General Motors of Canada Limited Group RRSP and Savings Plan for Hourly Employees (the "GM RRSP")

     * Fidelity Investments Canada Limited Next StepTM -- Personal Retirement Group (the "FICL-PRG")

     * Raytheon Canada Savings and Investment Program (the "Raytheon Canada
       SIP")

     * Raytheon Savings and Investment Plan (the "Raytheon Plan")

     * Delphi Corporation Savings-Stock Purchase Program for Salaried Employees in the United States (the "Delphi S-SPP")

     * Delphi Corporation Personal Savings Plan for Hourly-Rate Employees in the United States (the "Delphi PSP")

     * Hughes Non-Bargaining Employees Thrift and Savings Plan (the "Hughes Non-Bargaining Plan")

     * Hughes Savings Plus Plan (the "Hughes Savings Plan")

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     * Saturn Individual Savings Plan for Represented Members (the "Saturn ISP")

     * GMAC Mortgage Group Inc. Savings Incentive Plan (the "GMAC Mortgage
       Plan")

     * GMAC Insurance Personal Lines -- Retirement Plan (the "GMAC Insurance Plan")

     If you do not provide instructions on how to vote your shares held in the GM S-SPP, the Hughes Non-Bargaining Plan, the Hughes Savings Plan, or the Delphi S-SPP, those shares may be voted at the discretion of the Trustee, plan committee, or independent fiduciary. If you do not provide instructions on how to vote your shares held in the GM PSP, the GM Canadian Plan, the GM RRSP, the FICL-PRG, the Raytheon Canada SIP, the Raytheon Plan, the Delphi PSP, the Saturn ISP, the GMAC Mortgage Plan, and the GMAC Insurance Plan, the shares will not be voted.

PROXY STATEMENT PROPOSALS

     At the annual meeting each year, the Board of Directors asks stockholders to vote on its nominees for election as directors. In addition, GM's By-laws require that at each annual meeting the stockholders approve the independent public accountants selected by the Audit Committee and the Board of Directors. The Board of Directors also may submit other matters for stockholder approval at the annual meeting.

     In addition to these matters presented by the Board of Directors, you may be asked to vote on one or more stockholder proposals. We have been asked from time to time why the Board opposes the stockholder proposals included in the proxy statement.

     The Board does not disagree with all stockholder proposals submitted to the Corporation. When it agrees with a proposal and thinks it is in the best interests of GM and its stockholders, the proposal usually can be implemented without a stockholder vote. The stockholder proposals that appear in the proxy statement are only those with which the Board of Directors disagrees and believes it must oppose in fulfilling its obligations to represent and safeguard the best interests of stockholders as a whole.

     The deadline for stockholders to submit a proposal to include in the Corporation's proxy statement for the 2004 annual meeting is December 19, 2003. Any proposals intended to be presented at the 2004 meeting must be received by the Corporation on or before that date. Please send proposals to the Secretary, General Motors Corporation, by mail to MC 482-C38-B71, 300 Renaissance Center, P.O. Box 300, Detroit, MI 48265-3000, or by fax at 313-667-3166.

ATTENDING THE ANNUAL MEETING

     If you plan to attend the meeting, please detach and retain the admission ticket attached to your proxy card. As capacity is limited, you may bring only one guest to the meeting. If you hold your stock through a broker, bank, or other record holder, please bring evidence that you own Common Stock and/or Class H Common Stock to the meeting and we will provide you with admission tickets. If you receive your annual meeting materials electronically and wish to attend the meeting, please follow the instructions provided for attendance. A form of government-issued photograph identification will be required to enter the meeting. To permit as many stockholders as possible to participate, only stockholders or their valid proxy holders may speak at the meeting. A map with driving directions appears on the back page of this proxy statement.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

     The Securities and Exchange Commission permits corporations to send a single copy of the annual report and proxy statement to any household at which two or more stockholders reside if it appears they are members of the same family. Each stockholder will continue to receive a separate proxy card. This procedure, referred to as householding, is intended to reduce the volume of duplicate information stockholders receive and also to reduce expenses for corporations. General Motors has instituted this procedure for all stockholders of record.

     If one set of these documents was sent to your household for the use of all GM stockholders in your household, and one or more of you would prefer to receive your own set, please contact our stock transfer agent, EquiServe, by telephone at 1-800-331-9922 (if calling from outside the continental United States or Canada, call collect at 1-781-575-3990) or by Internet at www.equiserve.com.

     If a broker or other record holder holds your GM shares, please contact your broker or other record holder directly if you have questions, require additional copies of the proxy statement or annual report, or wish to receive multiple reports by revoking your consent to householding.

ELECTRONIC DELIVERY OF ANNUAL MEETING MATERIALS

     You can save the Corporation postage and printing expenses by consenting to receive your GM annual report and proxy materials via the Internet. At your request, you will receive an e-mail notification when these documents are available electronically through the Internet. Registered stockholders (those with an account maintained in their name with EquiServe) may sign up for this service at www.econsent.com/gm. Beneficial stockholders (those holding their stock through a broker or bank) may sign up at www.icsdelivery.com/gm, if their broker or bank is among the majority that participate in electronic delivery.

MATERIAL FOR BENEFICIAL OWNERS

     Brokers, dealers, banks, voting trustees, and other nominees who want a supply of the Corporation's proxy soliciting material to send to beneficial owners should write to:

                              General Motors Corporation
                              c/o Morrow & Co., Inc.
                              445 Park Avenue, 5th Floor
                              New York, NY 10022-2606

EXPENSES OF SOLICITATION

     The Corporation will pay the cost of this solicitation of proxies. General Motors will solicit proxies by mail and electronic means, and the directors, officers, and employees of GM may also solicit proxies. These persons will not receive any additional compensation for such services. In addition, GM has retained Morrow & Co., Inc., to assist in soliciting proxies for a fee of up to $50,000, plus reasonable out-of-pocket expenses. The Corporation will reimburse brokers and other stockholders of record for their expenses in forwarding proxy material to beneficial owners.


                        BOARD OF DIRECTORS GOVERNANCE

SELECTION OF NOMINEES FOR DIRECTORS

     The Directors and Corporate Governance Committee (the "Committee") is responsible for recommending candidates for membership on the Board. In assessing potential new directors, the Committee considers individuals from various disciplines and diverse backgrounds. The selection of qualified directors is complex and crucial to GM's long-term success. Board candidates are considered based upon various criteria, such as their broad-based business skills and experiences, a global business and social perspective, concern for the long-term interests of the stockholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the global automotive industry.

     Under the Corporation's By-laws, each year prior to the annual meeting of stockholders the Committee recommends the Board's nominees to serve as GM directors for the next year. The Board is soliciting proxies to elect these individuals. Except for G. Richard Wagoner, Jr., who is an employee of the Corporation, all candidates nominated by the Board of Directors have been determined to be independent directors as defined under Section 2.12 of the Corporation's By-laws. (If you would like a copy of GM's By-laws, please write to the Secretary, General Motors Corporation, MC 482-C38-B71, 300 Renaissance Center, P.O. Box 300, Detroit, MI 48265-3000, or go to www.gm.com on the Internet and click on "Corporate Governance.")

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     To recommend an individual for Board membership, write to the Secretary at the address given above. If you intend to nominate a candidate for director at the annual meeting, or to introduce any other matter (aside from a stockholder proposal under Rule 14a-8 of the Securities and Exchange Commission's proxy rules, which is discussed on page 3), you must give the Corporation written notice. Such notice must be received by the Secretary of the Corporation not more than 180 days and not less than 120 days before the date of the annual meeting. For the 2004 annual meeting, such notice must be received between December 5, 2003, and February 3, 2004.

DIRECTORS

     The Board of Directors held a total of eight meetings in 2002. It is currently composed of 13 members. John F. Smith, Jr. is not standing for reelection pursuant to the Director Retirement Policy, and Nobuyuki Idei and Lloyd D. Ward are not standing for reelection at their request. Upon their departure from the Board, Mr. Smith will become a special advisor to Mr. Wagoner, and Mr. Idei will become a founding member of the new
General Motors Asian Advisory Council.

     If you elect all ten nominees at the 2003 annual meeting, the Board will be composed of nine directors who are independent and not employed by General Motors and one who is currently an officer of the Corporation.

     In addition to being members of the Board, most directors serve on one or more of its six standing Committees. (Please refer to "Committees of the Board of Directors" commencing on page 6 for information concerning Committees' responsibilities and current membership.) Directors spend a considerable amount of time preparing for Board and Committee meetings and, from time to time, are called upon for their counsel between meetings. The Board as well as each Committee can retain the services of an outside advisor at their request. In 2002, average attendance at Board and Committee meetings was 93%.

     The non-employee directors of the Board will meet in executive sessions at least two times each year without management present. The Chair of the Directors and Corporate Governance Committee will act as presiding director at the executive sessions. At these sessions, at a minimum, the non-employee directors review CEO succession, performance and compensation; strategic issues for Board consideration; future Board agendas and the flow of information to directors; management progression and succession; and the Board's corporate governance guidelines. The presiding director is responsible for advising the Chief Executive Officer of decisions reached, and suggestions made, at these sessions. (The guidelines are available from the Secretary upon written request, or on GM's Web site at www.gm.com.)

DIRECTOR COMPENSATION

     Only non-employee directors receive payment for serving on the Board. Since Mr. Wagoner is an employee of the Corporation, he is not compensated as a director. Non-employee directors are not eligible to participate in the executive incentive program, Savings-Stock Purchase Program, or any of the retirement programs for General Motors employees. Other than as described in this section, there are no separate benefit plans for directors. Compensation paid to non-employee directors is as follows:

                *  Annual retainer              -- $200,000(a)
                *  Retainer for Committee Chair -- $  5,000
                *  Audit Committee Chair        -- $ 30,000
                *  Audit Committee Member       -- $ 20,000

(a) Under the General Motors Compensation Plan for Non-Employee Directors (the "Plan"), non-employee directors are required to defer $140,000 of the above annual retainer in restricted units of Common Stock. In addition, under the Plan directors may also elect to defer all or a portion of the remaining compensation in cash or units of Common Stock.

    The annual stock option grant of 3,000 shares was eliminated, and the approximate value was combined into the annual retainer. In addition, the $1,500 per diem rate was also eliminated.

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     Restricted stock units under the Plan are credited with dividend equivalents in the form of additional stock units. Amounts deferred under the Plan are generally not available until after the director retires from the Board at age 70. After the director leaves the Board, payment under the Plan is made in cash based on the number of stock units valued at the average quarterly mean market price prior to payment.

     The Board has established a stock ownership guideline for non-employee directors to further the link between director and stockholder interests. Each non-employee director will be required to own stock and/or deferred restricted stock units equal in value to three times the annual retainer within five years of joining the Board or the adoption of this guideline. Non-employee directors are also prohibited during their term of service from selling any shares of GM Stock, except for the exercise of stock options granted prior to 2003.

     The Corporation also provides the use of company vehicles, certain personal liability insurances, and other benefits on an annual basis at an estimated aggregate value of $17,000 per director. Directors, like salaried employees, are eligible to participate in a matching contributions program to accredited four-year colleges, universities, and community colleges, and all eligible contributions will be matched on a dollar-for-dollar basis up to $5,000 annually. Directors are also reimbursed for travel expenses incurred in connection with their duties as directors.

     Non-employee members of the General Motors Board of Directors who serve as directors of Hughes Electronics Corporation receive an annual retainer of $140,000 under the Hughes Electronics Corporation Compensation Plan for Non-Employee Directors. In 2002, Eckhard Pfeiffer was a member of the Hughes Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     AUDIT COMMITTEE met seven times in 2002. The primary function of the Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the financial reports and other financial information provided by the Corporation to the stockholders and others, the Corporation's system of internal controls, the Corporation's compliance procedures for the employee code of ethics and standards of business conduct, and the Corporation's audit, accounting, and financial reporting processes generally. All members of the Audit Committee are independent directors as defined by the Corporation's By-laws and the New York Stock Exchange (the "NYSE"). Philip A. Laskawy serves as the Committee's financial expert as required by the NYSE and satisfies the standard for "audit committee financial expert" recently announced by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002.

Membership:   Philip A. Laskawy (Chair)                 Alan G. Lafley
              Nobuyuki Idei                             Eckhard Pfeiffer


     CAPITAL STOCK COMMITTEE oversees the relationship between General Motors and its wholly owned subsidiary, Hughes Electronics Corporation, to ensure that transactions between the two companies are in the best interests of each corporation and are fair to the holders of both classes of GM common stock.

Membership:   Eckhard Pfeiffer (Chair)                  John H. Bryan
              Percy N. Barnevik


     DIRECTORS AND CORPORATE GOVERNANCE COMMITTEE met seven times in 2002 and is comprised entirely of independent directors. The Committee researches and recommends candidates for membership on the Board and conducts continuing studies of the size, composition, and compensation of the Board. The Committee is also responsible for implementing, periodically reviewing, and proposing revisions to the Board's corporate governance guidelines, recommending Committee memberships, rotation, and chairs, and setting the agendas for the executive sessions of the Board of Directors.

Membership:   George M. C. Fisher (Chair)               Karen Katen
              Percy N. Barnevik                         Alan G. Lafley
              John H. Bryan

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     EXECUTIVE COMPENSATION COMMITTEE met six times in 2002. The Committee is composed entirely of independent directors and ensures that the Corporation's compensation policies and practices support the successful recruitment, development, and retention of executive talent. It determines the compensation of senior executives, including the senior leadership group of the Corporation, and approves benefit and incentive compensation plans of the Corporation or its major subsidiaries, which affect employees subject to its review. The members of the Committee are not eligible to participate in any of the compensation plans or programs it administers.

Membership:   John H. Bryan (Chair)                     Karen Katen
              George M. C. Fisher


     INVESTMENT FUNDS COMMITTEE serves as the named fiduciary of GM's and a number of its subsidiaries' benefit plans governed by the Employee Retirement Income Security Act (ERISA).

Membership:   E. Stanley O'Neal (Chair)                 Philip A. Laskawy
              Armando Codina                            Eckhard Pfeiffer
              Nobuyuki Idei                             John F. Smith, Jr.


     PUBLIC POLICY COMMITTEE fosters GM's commitment to operate its business worldwide in a manner consistent with the rapidly changing demands of society. Topics reviewed by this Committee include research and development, automotive safety, environmental and energy matters, diversity, health care, education, communications, employee health and safety, trade, and philanthropic activities. The Committee provides public policy guidance to management to support GM's progress in growing the business globally within the framework of GM's core values.

Membership:   Percy N. Barnevik (Chair)                 E. Stanley O'Neal
              Armando Codina                            Lloyd D. Ward


                                   ITEM NO. 1
                      NOMINATION AND ELECTION OF DIRECTORS

     The Proxy Committee will vote your shares for the ten nominees described in the following section unless you withhold such authority. Each director will serve until the next annual election of directors and until a successor is elected and qualified, or until the director's earlier resignation or removal. If any nominees for director become unavailable before the annual meeting, which we do not anticipate, the Board of Directors may decrease the number of directors to be elected or designate substitute nominees, who would receive the votes of the Proxy Committee.

     Pursuant to the Director Retirement Policy of the Board of Directors, John F. Smith, Jr. is not standing for reelection. Mr. Smith joined General Motors Corporation in 1961 and the General Motors Board of Directors in 1990. He is currently a member of the Investment Funds Committee. Additionally, Nobuyuki Idei and Lloyd D. Ward have requested that they not be included among the nominees for reelection. Mr. Idei joined the General Motors Board of Directors in 1999 and is currently a member of the Audit and Investment Funds Committees. Mr. Ward joined the General Motors Board of Directors in 2000 and is currently a member of the Public Policy Committee.

     Of the nominees in the following section, Philip A. Laskawy was elected a director of General Motors Corporation since the last annual meeting of stockholders.

                    INFORMATION ABOUT NOMINEES FOR DIRECTORS

     The following information about each nominee's principal occupation or employment and other affiliations and about the GM Stock beneficially owned as of February 28, 2003, has been furnished to the Corporation by the nominees for directors. In addition to the affiliations mentioned on the following pages, the nominees are active in many local and national cultural, charitable, professional, and trade organizations.

--------------------------------------------------------------------------------

PERCY N. BARNEVIK             AGE 62          JOINED GM BOARD 1996

Chairman of AstraZeneca PLC, United Kingdom, since 1999; Honorary Chairman of Sandvik AB, Sweden, since 2002; Chairman of Sandvik AB, Sweden
(1983-May 7, 2002); Chairman, Investor AB, Sweden (1997-2002);
Chairman, ABB Ltd., Switzerland (1997-2001)
COMMITTEES -- Public Policy (Chair), Capital Stock, Directors and Corporate Governance
DIRECTORSHIPS -- AstraZeneca PLC
AFFILIATIONS -- Representative of the European Commission to the ASEM (Asia-Europe) Vision Group; Member of the Advisory Board of the Council on Foreign Relations, The Business Council, the International Investment Council advising the South African Government, the International Advisory Council of the Federation of Korean Industries, the India Advisory Council of the World Economic Forum - Confederation of Indian Industries, the Advisory Council of Centre for European Reform - UK, Advisory Councils at the Wharton School of Business Administration and at Humboldt University (Berlin), the Academies of Engineering Sciences in Sweden and Finland; Honorary member of the American Academy of Arts and Sciences

--------------------------------------------------------------------------------

JOHN H. BRYAN                  AGE 66          JOINED GM BOARD 1993

Retired Chairman and Chief Executive Officer, Sara Lee Corporation, Chicago, Illinois, since October 5, 2001; held offices of Chairman (1976-2001) and Chairman and Chief Executive Officer (1976-2000)
COMMITTEES -- Executive Compensation (Chair), Capital Stock, Directors and Corporate Governance
DIRECTORSHIPS -- BP p.l.c., Bank One Corporation, Goldman Sachs Group Inc. AFFILIATIONS -- Member of The Business Council, the National Trust Council of the National Trust for Historic Preservation, and the Board of Directors of Catalyst; Trustee of the University of Chicago and life Trustee of Rush-Presbyterian-St. Luke's Medical Center; Chairman of the Board of Trustees of The Art Institute of Chicago

--------------------------------------------------------------------------------

ARMANDO M. CODINA         AGE 56          JOINED GM BOARD 2002

Chairman and Chief Executive Officer, Codina Group, Inc., a full-service commercial real estate firm based in Coral Gables, Florida, since 1979 COMMITTEES -- Investment Funds, Public Policy
DIRECTORSHIPS -- AMR Corporation, BellSouth Corporation, FPL Group, Inc. AFFILIATIONS -- Chairman Emeritus of the Board of Trustees of Florida International University; Member of the Florida Council of 100, and the Community Partnership for the Homeless, Inc.

--------------------------------------------------------------------------------

GEORGE M. C. FISHER          AGE 62          JOINED GM BOARD 1996

Retired Chairman and Chief Executive Officer, Eastman Kodak Company, Rochester, New York, since January 1, 2001; held offices of Chairman (January-December
2000) and Chairman and Chief Executive Officer (January 1997-January 2000) COMMITTEES -- Directors and Corporate Governance (Chair), Executive Compensation DIRECTORSHIPS -- Delta Air Lines, Inc., Eli Lilly & Company
AFFILIATIONS -- Chairman of the National Academy of Engineering; Member of The Business Council and the International Academy of Astronautics; Fellow of the American Academy of Arts and Sciences

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

KAREN KATEN                   AGE 53          JOINED GM BOARD 1997

Executive Vice President, Pfizer Inc, New York, New York, and President, Pfizer Global Pharmaceuticals since April 1, 2001; held offices of Corporate Senior Vice President (1999-April 2001), Executive Vice President, Pfizer Pharmaceuticals Group (1997-2001), and President, Pfizer U.S. Pharmaceuticals Group (1995-2002)
COMMITTEES -- Directors and Corporate Governance, Executive Compensation DIRECTORSHIPS -- Harris Corporation
AFFILIATIONS -- Member of the International Council of J.P. Morgan Chase & Co., the Pharmaceutical Research and Manufacturers Association of America, the European Federation of Pharmaceutical Industry Associations, the American Diabetes Association Board of Corporate Advisors, the National Alliance for Hispanic Health, the American Bureau for Medical Advancement in China, Catalyst, the National Board of Trustees for the American Cancer Society Research Foundation, RAND, and the Council for the United States and Italy; Trustee of the University of Chicago and council member of the Graduate School of Business

--------------------------------------------------------------------------------

ALAN G. LAFLEY                 AGE 55          JOINED GM BOARD 2002

Chairman, The Procter & Gamble Company, Cincinnati, Ohio, since 2002 and President and Chief Executive since 2000; held offices of President -- Global Beauty Care and North America (1999-2000), Executive Vice President and President -- North America, Procter & Gamble North America (1998-99), Executive Vice President and President -- Asia, Procter & Gamble Asia (1995-98)
COMMITTEES -- Audit, Directors and Corporate Governance
DIRECTORSHIPS -- The Procter & Gamble Company, General Electric Company AFFILIATIONS -- Member of The Business Roundtable, The Business Council, G100, the Boards of Trustees of Hamilton College and Xavier University, and the Lauder Institute Board of Governors (Wharton School of Arts & Sciences)

--------------------------------------------------------------------------------

PHILIP A. LASKAWY            AGE 62          JOINED GM BOARD 2003

Retired Chairman and Chief Executive Officer, Ernst & Young, New York, New York, since June 2001; held offices of Chairman and Chief Executive Officer (1994-June
2001)
COMMITTEES -- Audit (Chair), Investment Funds
DIRECTORSHIPS -- Cap Gemini Ernst & Young, Henry Schein, Inc., Loews Corporation, and The Progressive Corporation
AFFILIATIONS -- Member of the Board of Trustees of the International Accounting Standards Committee

--------------------------------------------------------------------------------

E. STANLEY O'NEAL             AGE 51          JOINED GM BOARD 2001

Chief Executive Officer, Merrill Lynch & Co., Inc., New York, New York, since December 2002, and Chairman-Elect since July 2002; held offices of President and Chief Operating Officer (2001-02), President, U.S. Private Client Group (2000-01), Executive Vice President and Chief Financial Officer (1998-2000), Executive Vice President and Co-Head, Global Markets and Investment Banking Group (1997-98)
COMMITTEES -- Investment Funds (Chair), Public Policy
DIRECTORSHIPS -- Merrill Lynch & Co., Inc., New York Stock Exchange Director Nominee, June 2003
AFFILIATIONS -- Trustee of the Center for Strategic and International Studies, The National Urban League, Ronald McDonald House of New York, Catalyst, and the Buckley School

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

ECKHARD PFEIFFER               AGE 61          JOINED GM BOARD 1996

Retired President and Chief Executive Officer, Compaq Computer Corporation, Houston, Texas, since 1999; held offices of President and Chief Executive Officer (1991-99)
COMMITTEES -- Capital Stock (Chair), Audit, Investment Funds
DIRECTORSHIPS -- Biogen, Inc., IFCO Systems, N.V., Intershop Communications AG, Syntek Capital AG, Telefonaktiebolaget LM Ericsson, Hughes Electronics Corporation (a subsidiary of GM)
AFFILIATIONS -- Member of the Advisory Board of Deutsche Bank

--------------------------------------------------------------------------------

G. RICHARD WAGONER, JR.     AGE 50          JOINED GM BOARD 1998

Chairman and Chief Executive Officer effective May 1, 2003; President and Chief Executive Officer since June 1, 2000; held offices of President and Chief Operating Officer (1998-2000), and Executive Vice President and President GM's North American Operations (1994-98); joined General Motors Corporation in 1977 DIRECTORSHIPS -- General Motors Acceptance Corporation and Hughes Electronics Corporation (both subsidiaries of GM)
AFFILIATIONS -- Member of the Boards of Trustees of Duke University and Detroit Country Day School and the Board of Dean's Advisors of the Harvard Business School; Member of The Business Council and The Business Roundtable

--------------------------------------------------------------------------------

           SECURITY OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS,
                               AND CERTAIN OTHERS

     The beneficial ownership as of February 28, 2003, of GM Stock for each director, each Named Executive Officer, and all current directors and officers as a group is shown in the following tables. The shares listed below do not include GM Stock held by the pension or profit sharing plans of any other corporation or other entity, or of any endowment funds of an educational or charitable institution of which a director or executive may serve as director or trustee. Each of the individuals listed below, as well as all the current directors and officers as a group, owns less than one percent of the outstanding shares and voting power of GM Stock.

                                   DIRECTORS

                              SHARES BENEFICIALLY
                                     OWNED          DEFERRED STOCK UNITS (A)     STOCK OPTIONS (B)
                              -------------------   -------------------------   -------------------
                               COMMON    CLASS H      COMMON        CLASS H      COMMON    CLASS H
                               ------    -------      ------        -------      ------    -------
P. N. Barnevik..............    9,628      1,188       6,307         2,525        1,000          0
J. H. Bryan.................    6,603      1,266      12,701         3,733        9,738      1,797
A. M. Codina................    2,000          0       2,207             0        1,000          0
G. M. C. Fisher.............    4,752        792       4,711        13,227(c)     6,908      1,236
N. Idei.....................    4,250      2,250       6,329         1,562        1,000          0
K. Katen....................    4,000      3,000       7,056         2,542        6,141      1,377
A. G. Lafley................    1,000          0       2,567             0        1,000          0
P. A. Laskawy...............    2,000          0           0             0            0          0
E. S. O'Neal................    1,000      1,400(d)    1,557           834        1,000          0
E. Pfeiffer.................    4,512      4,752       9,430        23,962(c)     8,436     14,572(c)
L. D. Ward..................    1,000          0       5,640         1,320        1,000          0

---------------
(a) Deferred Stock Units -- These amounts have been deferred under the General Motors Corporation Compensation Plan for Non-Employee Directors, as well as amounts deferred under the Hughes Electronics Corporation Compensation Plan for Non-Employee Directors. The only material difference between the Hughes Plan and the General Motors Corporation Compensation Plan for Non-Employee Directors is that all stock amounts refer exclusively to Class H Common Stock. For more information about this plan, please refer to the section on Director Compensation on page 5.

(b) Number of shares that may be acquired through the exercise of stock options within 60 days of February 28, 2003.

(c) Also includes 450 deferred stock units (G. M. C. Fisher), and 20,959 deferred stock units and 12,775 options (E. Pfeiffer) granted under the Hughes Deferred Compensation Plan.

(d) E. S. O'Neal disclaims any beneficial ownership of any GM Stock owned by Merrill Lynch & Co., Inc. or its affiliates, for the benefit of others or itself.

                          NAMED EXECUTIVE OFFICERS AND
                      ALL DIRECTORS AND EXECUTIVE OFFICERS

                      SHARES BENEFICIALLY     DEFERRED STOCK
                          OWNED (A)             UNITS (B)             STOCK OPTIONS (C)
                      -------------------   -------------------     ---------------------
                      COMMON      CLASS H   COMMON      CLASS H      COMMON       CLASS H
                      -------     -------   -------     -------     ---------     -------
J. M. Devine.......    14,720       3,503   277,694           0       433,336           0
T. A. Gottschalk...    52,150      19,828    44,013           0       400,793           0
R. A. Lutz.........     8,420           0   177,272           0       133,336           0
J. F. Smith, Jr....   268,324     162,811   104,691      83,313     2,253,151           0
G. R. Wagoner, Jr..   105,992      64,139   148,931      16,755     1,288,882           0
All Directors and
Officers of the
Corporation as
a group............   677,137     327,985   885,951     149,773     6,011,849      18,982

---------------
(a) Shares Beneficially Owned include shares credited under the General Motors Savings-Stock Purchase Program for Salaried Employees (the "GM S-SPP") and the General Motors Canadian Savings-Stock Program for Salaried Employees (the "GM Canadian Plan"). The GM S-SPP is generally available to all salaried employees in the U.S. and provides that participants may contribute up to 40% of eligible salary, subject to maximum limits established by the Internal Revenue Code (the "IRC"). The GM Canadian Plan is available to all salaried employees in Canada, and there is no maximum contribution limit.

(b) Deferred Stock Units include shares under the General Motors Benefit Equalization Plan-Savings (the "BEP-S"). The BEP-S is a non-qualified "excess benefits" plan that is exempt from the Employee Retirement Income Security Act ("ERISA") and the IRC limitations and provides executives with the full GM matching contribution without regard to the IRC limitations. Amounts credited under the Plan are maintained in share units of Common Stock. Following termination of employment, an employee may elect to receive a complete distribution of amounts in the BEP-S account, which will be paid in cash. Deferred units also include undelivered incentive awards that will vest upon the occurrence of certain events and that are subject to forfeiture under certain circumstances.

(c) Number of shares that may be acquired through the exercise of stock options within 60 days from February 28, 2003. The shares reported in this column reflect adjustments to the original option grants resulting from a 3-for-1 Class H Common Stock split in the form of a 200% stock dividend in 2000. Additional information regarding stock options is provided on pages 19 and 20.

                           CERTAIN BENEFICIAL OWNERS

     The following table gives information about each entity known to GM to be the beneficial owner of more than five percent of GM Stock as of February 28, 2003.

                                                                       NUMBER OF      PERCENT OF
            NAME AND ADDRESS                     TITLE OF STOCK         SHARES         CLASS
----------------------------------------      --------------------    -----------     ----------
State Street Bank and Trust Company(a)        Common                   97,829,725        17.5%
225 Franklin Street                           Class H                  51,480,457         5.9%
Boston, MA 02110                              % of Total Vote(b)                         14.3%

Southeastern Asset Management, Inc.           Class H                  67,899,904         7.1%
6410 Poplar Ave., Suite 900                   % of Total Vote(b)                          1.4%
Memphis, TN 38119

Oppenheimer Capital LLC                       Class H                  48,403,772       5.1%
1345 Avenue of the Americas,                  % of Total Vote(b)                         *
49th floor
New York, NY 10105

Capital Research and Management Company       Class H                  48,681,460       5.2%
333 South Hope Street                         % of Total Vote(b)                         *
Los Angeles, CA 90071
Sole dispositive power as investment
advisor

U.S. Trust Corporation(c)                     Class H                 181,500,000        18.9%
447 West 47th Street                          % of Total Vote(b)                          4.8%
New York, NY 10036

---------------
 *  Less than one percent.

(a) Acting in various fiduciary capacities for various employee benefit plans.

(b) Combined voting power of Common Stock and Class H Common Stock. Each share of Common Stock is equivalent to one vote, and each share of Class H Common Stock is equivalent to 0.2 vote.

(c) Includes shares beneficially owned by U.S. Trust Corporation acting as the independent trustee for the Corporation's employee pension plan and Voluntary Employees' Beneficiary Association ("VEBA") plan trust.




                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Lloyd D. Ward, a member of GM's Board, served as Chief Executive Officer of the U.S. Olympic Committee (the "USOC"). General Motors has been a Corporate Sponsor of the USOC and its affiliates for several years and has made the U.S. Olympic marketing rights that GM receives as a Corporate Sponsor an important element in its marketing and advertising strategies. In 2002, GM as a Corporate Sponsor provided $3.75 million in cash contributions and value comparable to $19.5 million in use of vehicles to the USOC and the Salt Lake City Olympic Games.

     E. Stanley O'Neal, a member of GM's Board, is the Chief Executive Officer and Chairman-Elect of Merrill Lynch & Co., Inc., which provided services including underwriting and investment banking services to GM in 2002.

     In 2001 and 2002, General Motors invested a total of $2 million in Cunningham Motor Company ("CMC"). Robert A. Lutz, an executive officer of the Corporation, was the principal owner and vice chairman of the board of CMC. In consideration for this investment, GM received an equity interest in CMC of 22.9%, with minimal voting rights. In November 2002 CMC gave notice that it had ceased business operations, and it is not anticipated that operations will be resumed.

     Executive officers of General Motors have from time to time received mortgage loans from GMAC or its subsidiaries, or acted as co-signers for loans made to family members. These loans were made in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other employees, retirees, and dealers of General Motors, which are substantially the same as those offered to unrelated customers.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Federal securities law requires that directors and certain officers of the Corporation must report to the Securities and Exchange Commission and the Corporation, within certain periods, how many shares of the Corporation's equity securities they own and if they conducted any transactions in that stock. Based upon information furnished by these stockholders, the Corporation believes that all required filings for 2002 and prior years have been made in a timely manner, except that in 2002, J. W. Marriott, Jr. and E. A. Feldstein inadvertently filed their Statement of Beneficial Ownership (Form 4) after the due date, and
H. J. Pearce inadvertently disclosed an inaccurate number of shares sold. All transactions have now been accurately reported.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     During the third quarter of 2002, the Executive Compensation Committee (the "Committee") evaluated its compensation governance practices in light of the environment of public focus on compensation and enhanced regulation. Following this review, the Committee was satisfied that the current practices demonstrate sound governance. The Committee is responsible for overseeing the development and administration of the compensation and benefit programs for the Corporation's executives, including Named Executive Officers whose compensation is reported in this proxy statement. To assist in this process, the Committee engages an independent executive compensation consulting firm, which is directly accountable to the Committee. Since 1989, the Committee has been composed entirely of independent directors. In 2002 and until April 1, 2003, the membership of the Committee was composed of John H. Bryan, Chair, George M. C. Fisher, and Eckhard Pfeiffer.

     As in prior years, during 2002, the Board of Directors met in executive session to review the Corporation's performance and the performance of the CEO and other senior leaders, including the Named Executive Officers. The Committee advised the Board with respect to all compensation determinations for these executives. Further, the Committee regularly updates the Board on key compensation matters.

     The Committee also confirmed that the Corporation's policy on loans to directors and executive officers of the Corporation complies with the Sarbanes-Oxley Act of 2002, which generally prohibits public companies from making personal loans to their executive officers and directors. The Corporation prohibits loans to its directors and executive officers, other than GMAC mortgage and auto loans which are made on terms that are acceptable under the Sarbanes-Oxley Act of 2002.

     COMPENSATION PHILOSOPHY -- Executive compensation programs for General Motors and its major subsidiaries are based on the belief that the interests of employees should be closely aligned with those of GM's stockholders. Under this philosophy:

     * A significant portion of each executive's total compensation is linked to accomplishing specific, measurable results intended to create value for stockholders in both the short- and long-term.

     * Compensation plans are developed to motivate executives to improve the overall performance and profitability of the Corporation, and the specific region/unit to which they are assigned. Executives will be rewarded only when and if the business goals previously established by management and the Committee have been achieved.

     * Each executive's individual performance and contribution will be reflected through differentiated salary adjustments and the amount of incentive awards paid, if any.

     * Long-term incentive awards are paid in GM Stock to further reinforce the link between executives' and stockholders' interests.

     * In years of strong performance, executives can earn highly competitive levels of compensation as compared to executives in positions of similar complexity and scope of responsibility at comparator companies. The Corporation will thus be able to attract, retain, and motivate the leadership talent it needs to maintain and grow its businesses successfully. Conversely, in years of below average performance, executives will receive compensation that is less than competitive benchmarks.

     STOCK OWNERSHIP GUIDELINES -- The Corporation feels strongly that the best way to reinforce the link between the executives' and stockholders' interests is to require that executives own a significant amount of GM Stock. As a result, the Committee has established formal stock ownership guidelines for all corporate officers, including the Named Executive Officers, and other select senior executives. The guidelines are as follows:

                                                           MINIMUM AGGREGATE
                       POSITION                             VALUE EQUIVALENT
-------------------------------------------------------   ---------------------
Chairman, President & CEO, and Vice Chairmen...........   5 times base salary
Executive Vice Presidents..............................   4 times base salary
Group Vice Presidents..................................   3 times base salary
Vice Presidents........................................   2 times base salary

     COMPENSATION DEDUCTIBILITY POLICY -- In 2002, GM stockholders approved an incentive compensation program effective until 2007, which includes provisions allowing the Corporation to comply with regulations under Section 162(m) of the Internal Revenue Code. As a result, the Corporation is able to take a tax deduction for performance-based compensation in excess of $1 million per taxable year paid to each of the Named Executive Officers. The Code does not permit companies to take a tax deduction for salary paid in excess of $1 million. While the Corporation makes every effort to ensure that it will be able to deduct the compensation it pays, if compliance with Section 162(m) conflicts with the Corporation's compensation philosophy, or what is believed to be in the best interests of the Corporation and its stockholders, we may conclude that paying non-deductible compensation is more consistent with that philosophy and in the Corporation's and stockholders' best interests.

     TYPES OF COMPENSATION -- In addition to benefits, which are reviewed in the tables following this report, there are three major components of an executive's total compensation package:

     *  Base Salary
     *  Annual Incentives
     *  Long-Term Incentives

     In determining the proper amount for each compensation component, we review the compensation paid for similar positions at other large corporations with which GM competes for executive talent. Because the job market for these executives is not limited to the auto industry alone, a group consisting of significant, global industrial/service corporations has been identified as our "comparator group." Each year we review the compensation paid at these companies, as well as their corporate performance, and other factors in determining the appropriate performance measures and compensation levels for our executives. We also rely on information and advice provided by our outside consultant.

     Base Salary -- Base salaries for GM executives are targeted at the upper end of the third quartile of salaries paid for similar positions at our comparator group of companies. The base salaries of individual executives can and do vary from this salary benchmark based on such factors as individual performance, potential for future advancement, specific job responsibilities, and length of time in their current position.

     Annual Incentives -- For the 2002 performance year, annual incentives for all executive officers were earned under the General Motors 1997 Annual Incentive Plan that was approved by the stockholders at the 1997 annual meeting. All executives are eligible to be considered for annual incentive awards.

     When we establish performance targets, we also set a minimum performance level that must be achieved before any awards can be paid. If this minimum level of performance is not met, there will be no annual incentive payout. Stockholders approved a maximum award payable to any one individual as part of the 1997 Annual Incentive Plan. When we establish the payout range, we assess the degree of performance necessary to achieve the objective by reviewing both past and projected performance levels, as well as external marketplace conditions such as the economic outlook, competitive performance levels, projected automotive industry volumes, projected market share, and quality improvements. The size of final awards depends on the actual level of performance achieved in comparison with the pre-established corporate and regional unit objectives, as well as individual performance. Performance data may be adjusted to reflect the impact of unplanned or extraordinary events. Finally, a peer review is conducted to assess the business performance relative to that of key competitors.

     As in previous years, management recommended that the Committee establish very aggressive performance targets for 2002. We tied the payment of annual incentive awards to meeting specific levels of net income, Return On Net Assets ("RONA"), market share, and quality that were based upon the Corporation's business plans. At the end of 2002, we reviewed the Corporation's overall operating performance and determined that financial results for net income and RONA were well above target performance requirements. In addition, for geographic regions/operating units, we reviewed performance against pre-established targets for quality and market share within those regions/units, and several regions met or exceeded regional target expectations. As a result, the corporate final incentive award payouts exceeded the target level, although they were below the maximum.

     Stock Options -- Stock options were also granted under the provisions of the 1997 Stock Incentive Plan. All executives are eligible to be considered for stock option grants. Options are granted to emphasize the importance of improving stock price performance and increasing stockholder value over the long-term and to encourage executives to own GM Stock. These options are granted at 100% of the average price of the stock on the date of grant. In this way executives can be rewarded only if the stock price increases, which will benefit both stockholders and executives. Our Plan does not allow the re-pricing of options without stockholder approval.

     Options are granted based on competitive long-term incentive compensation practices. The size of these grants and other long-term awards is intended to place executives in the third quartile of long-term incentives granted at comparator companies. In determining the size of new grants to each Named Executive Officer, we consider the number of option shares each executive has previously been granted. Options are denominated in Common Stock. An additional option grant was made in February 2002 to executives in recognition of performance during 2001 in the areas of market share, quality, manufacturing productivity, and new products, and to motivate the leadership team to maintain the positive momentum going forward. Beginning in 2003, all General Motors new stock option grants will be expensed as a compensation cost over the vesting period.

     Other Long-Term Incentives -- Stock Performance Program awards under the GM Performance Achievement Plan are normally granted only to the Corporation's senior executives. Like annual incentive awards, these grants are made annually; however, any payout is determined based on the Total Shareholder Return ("TSR") performance ranking of Common Stock compared to that of other stocks in the S&P 500 Composite Stock Price Index (the "S&P 500 Index") over a three-year period. Executives were granted target awards denominated in shares of the Corporation's Common Stock for the 2002-2004 performance period. The final number of shares to be delivered at the end of the three-year performance period, if any, will depend on GM's TSR ranking (based on market price appreciation plus the compounding effect of reinvested dividends) relative to other companies in the S&P 500 Index. If the Corporation's ranking in the S&P 500 Index, over the three-year period falls below the 25th percentile, no payout will be made. If the Corporation ranks within the top 10% of the companies in the S&P 500 Index, the maximum payout level would be achieved. Between threshold and maximum, payout percentages will be related to the ranking position. By establishing awards in this fashion, executives will be highly motivated to improve stock price performance, which would be to their benefit as well as that of the Corporation's stockholders.

     For the 2000-2002 period, GM's TSR results were below the threshold level established for payout of the long-term incentive plan, and therefore, no awards were paid.

     In order to continue to motivate the executive workforce to maintain its focus on aggressive cost reduction and cash generation, the 2000 special Net Margin grant was cancelled and replaced by the Leadership Challenge grant, which aligns performance measures to more clearly address today's highly competitive and volatile business environment. The 2002 grant was made to the entire executive team worldwide, and payment of this grant is contingent upon attainment of specific structural cost improvement and cash flow targets well above projected business plan levels over the two-year period, 2002-2003. Individual target awards are the same as for the Net Margin grant and are denominated in shares of Common Stock. Payout opportunities range from 0%-100% in 25% increments based on the performance attained during the two-year measurement period.

AWARDS TO CHIEF EXECUTIVE OFFICER

     In determining Mr. Wagoner's compensation for 2002, the Committee considered a number of important factors, particularly his highly effective leadership in GM's strong performance in an unusually challenging global economic and industry environment. Impressive results were achieved in a number of key areas through an intense focus on well-executed launches of winning cars and trucks, aggressive marketing, improved quality and productivity, and a continued focus on cost reduction. GM continued to show significant quality and customer satisfaction improvements by internal and external measures in all four automotive regions, as well as GMAC. In 2002 GM gained market share in three out of four regions around the world in very challenging market conditions, saw continued market share growth in the U.S. and Canada, and established solid inroads in key growth markets such as China and Korea. Mr. Wagoner's role in leading the Corporation to improved operational effectiveness was further reflected in GM's strong financial performance during the year, and the Committee therefore, determined Mr. Wagoner's compensation as follows:

     Base Salary -- Mr. Wagoner's salary remained unchanged during 2002.

     Annual Incentives -- Although results in relation to the established corporate and regional performance measures for net income, RONA, market share, and quality for the year were well above target levels, senior management suggested to the Committee that, in the current economic environment, a cash bonus should not be paid to the Named Executive Officers. After considering this advice, the Committee determined that no cash bonuses would be paid to executive officers, and restricted stock units, to be delivered at retirement or mutual separation, would be granted in lieu of earned bonuses. The Committee believes that this will serve to recognize the company's significant achievements in 2002, while at the same time further aligning Mr. Wagoner's and senior management's interests with those of the stockholders on a long-term basis, and increasing their equity ownership in the Corporation. This significant action by both the executives and the Committee exhibits their strong belief in the future of the Corporation.

     Stock Options -- As part of the Corporation's continuing compensation review process, the Committee reviewed the size and expected value of the options granted to Mr. Wagoner in comparison with option grants to CEOs of our comparator group of companies. After considering the number of options previously granted to him, the Committee increased his 2002 stock option grant to 500,000 shares of Common Stock. Mr. Wagoner received an additional option grant for 100,000 shares in February 2002.

     Other Long-Term Incentives -- The Performance Achievement Plan target grants are disclosed starting on page 20. The grants cover the three-year period 2002-2004. Because the cumulative TSR for the 2000-2002 performance period was below threshold as described above, no payout was made.

     During 2002, the Committee met with the Board of Directors in executive session to review the Corporation's performance and the performance of Mr. Wagoner and other members of senior management. The Board concurred with our decisions.

                        EXECUTIVE COMPENSATION COMMITTEE
                              John H. Bryan, Chair
               George M. C. Fisher                   Karen Katen

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE
     The table below shows the pre-tax compensation paid during the last three fiscal years to Chairman J. F. Smith, Jr., President and Chief Executive Officer
G. R. Wagoner, Jr., and each of the three other most highly compensated executive officers during 2002.


                                      ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                           -----------------------------------------     ---------------------------------------
                                                                                 AWARDS           PAYOUTS
                                                            OTHER        ---------------------------------------
                                                            ANNUAL       RESTRICTED      STOCK       LONG-TERM      ALL OTHER
        NAME AND                                           COMPEN-       STOCK UNITS     OPTIONS     INCENTIVES      COMPEN-
   PRINCIPAL POSITION       YEAR     SALARY       BONUS    SATION(1)         (2)           (3)           (4)        SATION(5)
-------------------------  ------  -----------  ---------  ---------     -----------   -----------   -----------   -----------
                                       $            $         $              $          # Shares          $             $
J. F. Smith, Jr.            2002    1,025,000           0   105,499       2,202,750        300,000             0        82,274
  Chairman of the Board     2001    1,452,000           0   120,613                        400,000       835,000       118,567
                            2000    2,050,000   1,169,000    74,797                        400,000     3,120,000       128,557
                                                                                                                        34,382
G. R. Wagoner, Jr.          2002    2,000,000           0                 5,006,250        600,000             0        84,160
  President and Chief       2001    2,000,000           0                                  400,000       480,000        80,675
  Executive Officer         2000    1,554,000     784,000                                  250,000     1,616,000
                                                                                                                       428,953
J. M. Devine*               2002    1,450,000           0                 3,003,750        300,000       703,000       418,168
  Vice Chairman and Chief   2001    1,450,000   1,500,000    69,721                        200,000     1,380,000
  Financial Officer

R. A. Lutz*                 2002    1,450,000           0    94,153       3,003,750        200,000     1,388,000        26,581
  Vice Chairman --
  Product                   2001      483,333     500,000                                  200,000             0             0
  Development and
  Chairman, GM North
  America

T. A. Gottschalk* --
  Executive                 2002      900,000           0                 1,602,000        140,000             0        19,800
  Vice President, Law &     2001      858,000           0                                   70,000       230,000        32,617
  Public Policy and
  General Counsel

---------------
 * Messrs. Devine, Lutz, and Gottschalk became executive officers in 2001.

(1) Amounts include $60,166 (2002), $53,767 (2001), and $21,626 (2000) for
    J. F. Smith, Jr., $26,599 (2001) for J. M. Devine, and $64,536 (2002) for
    R. A. Lutz related to required personal use of company aircraft.

(2) Fair market value of restricted stock units ("RSUs"); Common Stock awarded in lieu of cash bonus. Amounts shown in table above reflect the following share amounts: J. F. Smith, Jr., 55,000 units; G. R. Wagoner, Jr., 125,000 units; J. M. Devine, 75,000 units; R. A. Lutz, 75,000 units; and
    T. A. Gottschalk, 40,000 units. RSUs will be delivered at retirement or mutual separation and are valued at $40.05, which was the average of the high and low value of Common Stock on the date of the grant. The number and value of aggregate unvested and unpaid restricted stock or Performance Achievement Plan holdings (excluding those listed above) of each of the Named Executive Officers to be earned over their careers as of December 31, 2002, were: J. F. Smith, Jr., 33,786 units Common Stock ($1,245,352), 34,386 units Class H Common Stock ($367,930); G. R. Wagoner, Jr., 16,454 units Common Stock ($606,494), 16,755 units Class H Common Stock ($179,279);
    J. M. Devine, 152,320 units Common Stock ($5,614,515); and R. A. Lutz, 60,706 units Common Stock ($2,237,623). The value of these restricted stock and Performance Achievement Plan units is based on December 31, 2002, closing stock prices of $36.86 for Common Stock and $10.70 for Class H Common Stock. Dividend equivalents are paid at the same rate as paid on Common Stock.

(3) All options are for Common Stock.

(4) Amounts reflect long-term incentive payouts under the General Motors 1997 Performance Achievement Plan. The awards cover three-year performance periods (2000-2002, 1999-2001, and 1998-2000) and are paid in the form of shares of Common Stock. No awards were paid for the 2000-2002 performance period, except vested RSUs for J. M. Devine valued at $703,000, and vested RSUs for R. A. Lutz valued at $1,388,000. The 1999-2001 awards vested and were paid in one installment, and were fully reported in 2001. The 1998-2000 awards vested and were paid in two installments and were fully reported in 2000.

                                       18

(5) These amounts include contributions by the Corporation under the various savings plans and imputed income for endorsement split dollar life insurance. In the event of the executive's death, the Corporation would be reimbursed for its premiums for the life insurance policy. Additional information regarding the savings plans will be found in footnote (a) on page 12. For 2002, the respective amounts are as follows:
    J. F. Smith, Jr., $12,298 savings plans, $69,976 life and accident insurance; G. R. Wagoner, Jr., $23,998 savings plans, $10,384 life and accident insurance; J. M. Devine, $28,998 savings plans, $14,935 life insurance, and periodic pension replacement payments totalling $385,020, as compensation for foregone non-qualified pension benefits from a previous employer; R. A. Lutz, $26,581 savings plans; and T. A. Gottschalk, $19,800 savings plans.

                           OPTION/SAR GRANTS IN 2002

     The following table shows the stock options granted to the Named Executive Officers in 2002. They were granted in a combination of non-qualified and Incentive Stock Options ("ISOs") on January 7, 2002, and February 4, 2002. All options become exercisable in three equal annual installments commencing on the first anniversary of the date of grant. The ISOs expire ten years from the date of grant, and the non-qualified options expire two days later.

                                                  INDIVIDUAL GRANTS
                                ------------------------------------------------------
                                NUMBER OF    % OF TOTAL
                                SECURITIES     OPTIONS
                                UNDERLYING     GRANTED                                    GRANT DATE
                                 OPTIONS    TO EMPLOYEES     EXERCISE      EXPIRATION       PRESENT
             NAME               GRANTED(1)     IN 2002         PRICE          DATE         VALUE(2)
------------------------------  ---------   -------------   -----------   ------------   -------------
                                # Shares          %           $/Share          $               $
J. F. Smith, Jr...............  200,000          0.90            50.46         1/8/12        2,560,000
                                100,000          0.45            50.82         2/5/12        1,279,000

G. R. Wagoner, Jr.............  500,000          2.24            50.46         1/8/12        6,400,000
                                100,000          0.45            50.82         2/5/12        1,279,000

J. M. Devine..................  200,000          0.90            50.46         1/8/12        2,560,000
                                100,000          0.45            50.82         2/5/12        1,279,000

R. A. Lutz....................  100,000          0.45            50.46         1/8/12        1,280,000
                                100,000          0.45            50.82         2/5/12        1,279,000

T. A. Gottschalk..............   90,000          0.40            50.46         1/8/12        1,152,000
                                 50,000          0.22            50.82         2/5/12          639,500

---------------
(1) All grants are exercisable only for Common Stock.

(2) These values were determined based on the Black-Scholes option-pricing model at the time of grant. The following assumptions were used in the calculation:

    * Expected price volatility -- 34.6% for the January 7 grant and 34.5% for the February 4 grant;

    * Options will be exercised in the fifth year;

    * An interest rate based upon the corresponding yield of a government bond maturing five years from the date of grant (4.336% and 4.214%, respectively);

    * Dividends at the rate in effect on the date of grant (3.96% and 3.94%, respectively);

    * No adjustment has been made for non-transferability.

     The fact that we use the Black-Scholes model does not necessarily mean we believe or acknowledge that it can accurately determine the value of options. The ultimate benefit realized by the recipient of the option, if any, will depend on the future market price of Common Stock and the optionee's individual investment decisions, neither of which can be predicted with any degree of certainty.

                  AGGREGATED OPTION/SAR EXERCISES IN 2002 AND
                     OPTION/SAR VALUES AT DECEMBER 31, 2002

     The following table provides information concerning the options held by each of the Named Executive Officers at the end of 2002. The year-end value is based on the closing price of Common Stock on December 31, 2002 ($36.86).

                                                                                            VALUE OF
                                                                NUMBER OF                 UNEXERCISED
                                                               UNEXERCISED                IN-THE-MONEY
                                                             OPTIONS/SARS AT            OPTIONS/SARS AT
                                                            DECEMBER 31, 2002          DECEMBER 31, 2002
                              SHARES
                             ACQUIRED        VALUE            EXERCISABLE/                EXERCISABLE/
          NAME              ON EXERCISE     REALIZED         UNEXERCISABLE               UNEXERCISABLE
------------------------    -----------     ---------   -------------------------   ------------------------
                            # Shares            $               # Shares                       $
J. F. Smith, Jr.........      106,870       2,770,054    1,886,484  /  699,997          341,698  /  0
G. R. Wagoner, Jr.......      178,254       5,079,422      888,882  /  949,996                0  /  0
J. M. Devine............            0               0      266,668  /  733,332                0  /  0
R. A. Lutz..............            0               0       66,668  /  333,332                0  /  0
T. A. Gottschalk........       62,708       1,528,527      309,125  /  208,330                0  /  0

                           LONG-TERM INCENTIVE AWARDS

     The following table shows target long-term incentive award opportunities granted to Named Executive Officers in 2002. The award opportunities cover the 2002-2004 performance period and were granted under the General Motors 1997 Performance Achievement Plan, except as noted below. If the minimum or threshold performance level is met or exceeded, the percentage of the target award that will eventually be paid to participants will depend on the Corporation's Total Shareholder Return ("TSR") ranking relative to other companies in the S&P 500 Composite Stock Price Index (the "S&P 500 Index") over the three-year period. If the minimum performance level is not met, no awards will be paid.

     In 2002, in addition to the regular long-term incentive awards, the 2000 Net Margin grant was cancelled and replaced with the Leadership Challenge grant under the 1997 Performance Achievement Plan to better align performance measures with today's business environment and improve financial results. Payment of the award is contingent upon improving the Corporation's cash generation from operations in 2002 and 2003, and reducing structural costs beyond committed levels in 2002 and 2003. Payout opportunities range from 0%-100% in 25% increments and will be paid in Common Stock if targets are met by December 31, 2003. If targets are not met, the special award will expire on December 31, 2003, and no payment will be made. There are no minimums or maximums for this award. All shares are for Common Stock.

                                                          ESTIMATED FUTURE PAYOUTS
                                                      UNDER NON-STOCK PRICE-BASED PLANS              LEADERSHIP
                              # SHARES,      ---------------------------------------------------     CHALLENGE
                              UNITS, OR      PERFORMANCE                                               GRANT
          NAME               OTHER RIGHTS      PERIOD      THRESHOLD      TARGET       MAXIMUM       # SHARES
-------------------------    -------------   -----------   ---------     ---------     ---------     -----------
J. F. Smith, Jr..........        21,557       2002-2004      10,779        21,557        43,114         23,234
G. R. Wagoner, Jr........        51,325       2002-2004      25,663        51,325       102,650         27,240
J. M. Devine.............        20,530       2002-2004      10,265        20,530        41,060         19,228
R. A. Lutz...............        20,530       2002-2004      10,265        20,530        41,060         19,228
T. A. Gottschalk.........        15,398       2002-2004       7,699        15,398        30,796          8,012

                               RETIREMENT PROGRAM

     General Motors executives in the United States may receive benefits in retirement from both a tax-qualified plan that is subject to the requirements of the Employee Retirement Income Security Act ("ERISA") and from non-qualified plans. Together, these plans are referred to here as the "GM Salaried Program." Retired executives' tax-qualified benefits are pre-funded and are paid out of the assets of the General Motors Retirement Plan for Salaried Employees; however, non-qualified benefits are not pre-funded and are paid out of the Corporation's general assets.

     Two formulas are used to calculate the total of both the tax-qualified and non-qualified retirement benefits available to eligible U.S. executives. One formula, the regular Supplemental Executive Retirement Plan ("SERP") Formula, offers benefits that are calculated based upon an average of the highest five years of salary during the last ten years of the executive's career, and also takes into account both the executive's contributory and non-contributory service to GM. These benefits are subject to an offset of a portion of the maximum Social Security Benefit available to an individual at age 65, regardless of actual receipt. The Board of Directors has delegated to the Committee discretionary authority to grant additional eligible years of credited service to selected key executives under such terms and conditions as the Committee shall determine for purposes of computing the regular and alternative forms of SERP for such executives. Both the regular and alternative forms of the SERP benefit are provided under a program that is non-qualified for tax purposes and not pre-funded. Non-qualified benefits under either the regular or alternative formulas can be reduced or eliminated for both retirees and active employees by the Committee and/or the Board of Directors.

     The alternative SERP Formula determines benefits based upon average annual total direct compensation, calculated as the sum of [a] the average of the highest five years of salary in the ten years before retirement plus [b] the average of the highest five years of bonus received in the ten years preceding retirement -- each average calculated independently. The alternative SERP Formula also takes into account the executive's contributory (or non-contributory) service subject to a maximum of 35 years and provides for an offset of 100% of the maximum Social Security Benefit available to an individual at age 65. Only executives who satisfy certain criteria, including not working for any competitor or otherwise acting in any manner that is not in the best interests of the Corporation, are eligible to receive benefits calculated under the alternative SERP Formula in lieu of benefits calculated under the regular SERP Formula. The total of the tax-qualified and non-qualified retirement benefits made available under either the regular or the alternative SERP Formulas are compared, and eligible executives receive retirement benefits under whichever formula provides the greater benefit.

     Table I shows the estimated total of both the tax-qualified and non-qualified retirement benefits, as calculated under the regular SERP Formula (based upon an Average Annual Base Salary as of December 31, 2002), that would be paid in monthly installments as a single life annuity to GM executives retiring as early as age 62 in 2003.

     Table II shows the estimated total of both the tax-qualified and non-qualified retirement benefits as calculated under the alternative SERP Formula (based upon Average Annual Total Direct Compensation as of December 31,
2002) that would be paid in monthly installments as a single life annuity to GM executives retiring as early as age 62 in 2003.

     If an eligible executive elects to receive the retirement benefits shown in Tables I or II in the form of a 65% joint and survivor annuity, the single life annuity amounts shown in each of the tables would generally be reduced by 5% to 12%, depending upon the age differential between spouses. In addition, executives may elect to receive a portion of the non-qualified SERP benefit paid in a lump sum, calculated using mortality tables and a seven percent discount rate.

                                    TABLE I
    PROJECTED TOTAL ANNUAL RETIREMENT BENEFITS FROM ALL COMPONENTS OF THE GM
                                SALARIED PROGRAM
ASSUMING EXECUTIVE'S BENEFITS ARE CALCULATED UNDER THE REGULAR SERP FORMULA (a)

                                             YEARS OF CREDITED SERVICE
AVERAGE ANNUAL      ---------------------------------------------------------------------------
BASE SALARY            7          14           21            28            35            42
---------------     -------     -------     ---------     ---------     ---------     ---------
     $                 $           $            $             $             $             $
     500,000         67,075     134,150       201,225       268,300       335,376       402,451
   1,000,000        137,075     274,150       411,225       548,300       685,376       822,451
   1,500,000        207,075     414,150       621,225       828,300     1,035,376     1,242,451
   2,000,000        277,075     554,150       831,225     1,108,300     1,385,376     1,662,451
   2,500,000        347,075     694,150     1,041,225     1,388,300     1,735,376     2,082,451

---------------
(a) The Average Annual Base Salary and the Years of Credited Service as of December 31, 2002, for each of the Named Executive Officers were as follows:
    J. F. Smith, Jr., $1,915,000 (42 years); G. R. Wagoner, Jr., $1,598,333 (25 years); and T. A. Gottschalk, $782,917 (16 years). J. M. Devine completed 24 months of service with the Corporation as of December 31, 2002, and his Average Annual Base Salary for such 24-month period was $1,450,000 per annum. R. A. Lutz completed 16 months of service with the Corporation as of December 31, 2002, and his Average Annual Base Salary for such 16-month period was $1,450,000 per annum. The Annual Base Salaries for the most recent year(s) considered in the calculations reported here will be found in the Summary Compensation Table on page 18 in the column labeled "Salary."



                                    TABLE II
  PROJECTED TOTAL ANNUAL RETIREMENT BENEFITS FROM ALL COMPONENTS OF THE GM
   SALARIED PROGRAM ASSUMING EXECUTIVE'S BENEFITS ARE CALCULATED UNDER THE
                           ALTERNATIVE SERP FORMULA (a)

AVERAGE ANNUAL                 ELIGIBLE YEARS OF CREDITED SERVICE
TOTAL DIRECT     ---------------------------------------------------------------
COMPENSATION        7           14            21            28            35
---------------  -------     ---------     ---------     ---------     ---------
     $              $            $             $             $             $
   1,075,000      91,983       204,858       317,733       430,608       543,483
   2,275,000     217,983       456,858       695,733       934,608     1,173,483
   3,475,000     343,983       708,858     1,073,733     1,438,608     1,803,483
   4,675,000     469,983       960,858     1,451,733     1,942,608     2,433,483
   5,875,000     595,983     1,212,858     1,829,733     2,446,608     3,063,483
   7,075,000     721,983     1,464,858     2,207,733     2,950,608     3,693,483
   8,275,000     847,983     1,716,858     2,585,733     3,454,608     4,323,483

---------------
(a) The Average Annual Total Direct Compensation and the Eligible Years of Credited Service (shown in parentheses and capped at 35 years), which may be considered in the alternative SERP calculation as of December 31, 2002, for each of the Named Executive Officers were as follows: J. F. Smith, Jr., $4,460,600 (35 years); G. R. Wagoner, Jr., $3,554,333 (25 years); and
    T. A. Gottschalk, $1,541,917 (16 years). J. M. Devine completed 24 months of service with the Corporation as of December 31, 2002, and his Average Annual Total Direct Compensation for such 24-month period was $3,447,000 per annum.
    R. A. Lutz completed 16 months of service with the Corporation as of December 31, 2002, and his Average Annual Total Direct Compensation for such 16-month period was $3,695,500 per annum. The Annual Total Direct Compensation for the most recent year(s) considered in the calculations reported here will be found in the Summary Compensation Table on page 18 in the columns labeled "Salary" and "Bonus." For 2002, an amount equal to the hypothetical cash value of a payout under the Annual Incentive Plan was used to calculate the Alternative Formula SERP.

                             EMPLOYMENT AGREEMENTS

     General Motors believes that continuity in the Corporation's senior leadership group serves the Corporation best. In this regard, each Named Executive Officer has agreed that if he leaves the Corporation he will not work for a competitor for up to two years. In addition, like other senior executives of the Corporation, the Named Executive Officers would be eligible to participate in certain incentive plans that provide for vesting upon certain change in control events.

     In December 2000, the Corporation entered into an employment agreement with John M. Devine. Under this agreement, Mr. Devine was guaranteed a bonus of not less than $1,000,000 for 2002, which he waived in lieu of restricted stock units as described on page 17. If the Corporation terminates Mr. Devine's employment without cause, the Corporation will pay him up to two years base salary and target bonus. The Corporation also agreed to replace certain supplemental pension obligations to compensate Mr. Devine for benefits from a previous employer, which were forfeited when his employment with General Motors commenced.

     In August 2001, the Corporation entered into an employment agreement with Robert A. Lutz for a term of three years. Under this agreement, Mr. Lutz was guaranteed a bonus of no less than $1,000,000 for the second twelve months of employment, which he waived in lieu of receipt of restricted stock units as described on page 17. At the time of hire, Mr. Lutz was granted restricted stock units, which will vest in equal installments during the term of the original employment agreement. In December 2002, Mr. Lutz and the Corporation extended his employment agreement through December 2005. Under this agreement, Mr. Lutz was guaranteed a bonus of no less than $500,000 for 2004.

                            PERFORMANCE PRESENTATION

     The following graphs compare five-year cumulative return to stockholders for each of the two classes of General Motors common stocks against the S&P 500 Composite Stock Price Index (the "S&P 500 Index") and comparator data. Each line represents an assumed initial investment of $100 on December 31, 1997, and reinvestment of dividends over the period.
     For Common Stock, a comparison is made with Ford Motor Company and DaimlerChrysler Corporation. The data for DaimlerChrysler assumes an initial investment in Chrysler Corporation and conversion of Chrysler stock to DaimlerChrysler as a result of its merger with Daimler.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

     GENERAL MOTORS COMMON STOCK, S&P 500 INDEX, FORD, AND DAIMLERCHRYSLER

DATE       GM COMMON STOCK      S&P 500 INDEX        FORD      DAIMLERCHRYSLER

1997              100                100             100             100
1998              121                129             185             149
1999              153                156             173             124
2000              110                141             144              68
2001              109                125             101              72
2002               86                 97              62              54

     Class H Common Stock was registered under Section 12 of the Exchange Act in late December 1997, and for purposes of this chart it is assumed that an initial $100 investment was made on December 31, 1997. A comparison based on industry peer companies (the "Industry Peer Group-Old"), which includes AOL Time Warner, AT&T, Comcast Corporation, Cox Communications, EchoStar Communications Corporation, Gilat Satellite Networks, Ltd., Pegasus Communications, and SES Global-FDR, was developed to complete the analysis. However, in November 2002, AT&T sold its broadband unit to Comcast Corporation. Since it is now primarily a communications services company, AT&T has been dropped from the peer index, and Charter Communications Corporation has been added in its place for the 2002 analysis (the "Industry Peer Group-New"). The comparison assumes $100 invested in Class H Common Stock, the S&P 500 Index, the Industry Peer Group-Old, and the Industry Peer Group-New, on December 31, 1997, and reflects dividend reinvestment and annual weighting of the industry peer indices by individual company market capitalization. Although the companies in the industry peer indices were selected because of similar industry characteristics, they are not entirely representative of the Corporation's business.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

              GENERAL MOTORS CLASS H COMMON STOCK, S&P 500 INDEX,
              INDUSTRY PEER GROUP-OLD, AND INDUSTRY PEER GROUP-NEW



                                              INDUSTRY PEER     INDUSTRY PEER
DATE        GM CLASS H STOCK     S&P 500        GROUP OLD         GROUP NEW

1997              100              100             100               100
1998              107              129             176               327
1999              260              156             248               602
2000              187              141             121               352
2001              125              125             125               316
2002               87               97              69               153

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the General Motors Board of Directors (the "Committee") is a standing committee comprised of four independent directors. It operates under a written charter adopted by the Board of Directors. The Committee's charter, included in this proxy statement as Exhibit A, was revised in 2003 in response to new requirements regarding independent accountants, corporate governance, and disclosure that resulted from the Sarbanes-Oxley Act of 2002 and other proposed regulations. The members of the Committee are Philip
A. Laskawy (Chair), Nobuyuki Idei, Alan G. Lafley, and Eckhard Pfeiffer. The Committee annually recommends to the Board of Directors the selection of the Corporation's independent accountants. That recommendation is subject to ratification by the Corporation's stockholders.

     Management is responsible for the Corporation's internal control and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. As provided in its Charter, the Committee's responsibilities include the monitoring and oversight of these processes.

     Consistent with its Charter responsibilities, the Committee has met and held discussions with management and the independent accountants. In this context, management represented to the Committee that the Corporation's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants, and discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Corporation's independent accountants have also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence. The Audit Committee has also considered whether the provision of non-audit services is compatible with maintaining the independent accountants' independence.

     Based upon the Committee's discussions with management and the independent accountants as described in this report, and the Committee's review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                         Philip A. Laskawy (Chair)
                                         Nobuyuki Idei
                                         Alan G. Lafley
                                         Eckhard Pfeiffer

                              FEES PAID TO AUDITOR

     The Corporation retained Deloitte & Touche to audit its consolidated financial statements for the year ended December 31, 2002. The Corporation and its subsidiaries also retained Deloitte & Touche, as well as other accounting and consulting firms, to provide various other services in 2002. Historically, the Audit Committee annually approved each year's engagement for audit services in advance. The Committee established complementary procedures in August 2002 to expressly pre-approve non-audit services provided by the Corporation's independent accountants.

     Deloitte & Touche includes the member firms of Deloitte Touche Tohmatsu and their respective affiliates, including Deloitte Consulting. Commencing on March 5, 2003, GM management adopted a policy not to award any new General Motors business to Deloitte Consulting in light of the delay in carrying out the previously announced plans for the separation of Deloitte Consulting from Deloitte & Touche. Deloitte & Touche announced on March 28, 2003, that it would not carry out those plans to separate Deloitte Consulting. The Corporation plans to terminate existing engagements with Deloitte Consulting as soon as practicable, and anticipates that substantially all engagements will be terminated before the end of the second quarter 2003.

     The aggregate fees billed to the Corporation in 2002 for professional services performed by Deloitte & Touche, including Deloitte Consulting, were:

                                                             $ MILLIONS
                                 -------------------------------------------------------------------
                                             2002                                   2001
                                 ----------------------------           ----------------------------
                                 GM        HUGHES       TOTAL           GM        HUGHES       TOTAL
                                 ---        ----        -----           ---        ----        -----
     Audit Fees.............     $22        $  3        $  25           $21        $  3        $  24
     Audit-Related Fees.....      21           1           22            16           2           18
                                 ---        ----        -----           ---        ----        -----
       Subtotal.............     $43        $  4        $  47           $37        $  5        $  42
                                 ---        ----        -----           ---        ----        -----
     Tax Fees...............       7           2            9             7           2            9
     All Other Fees.........      33          67          100            29          22           51
                                 ---        ----        -----           ---        ----        -----
       Total................     $83        $ 73        $ 156           $73        $ 29        $ 102
                                 ---        ----        -----           ---        ----        -----
                                 ---        ----        -----           ---        ----        -----

AUDIT FEES: $25 million, $22 million-GM and $3 million-Hughes, ($24 million,
$21 million-GM and $3 million-Hughes, in 2001) for the audit of the Corporation's annual consolidated financial statements, including reviews of the interim financial statements contained in the Corporation's Quarterly Reports on Form 10-Q and preparation of statutory reports. In addition, included in this category are fees for services that generally only Deloitte & Touche reasonably can provide, e.g., comfort letters, statutory audits, attest services, consents, and assistance with and review of documents filed with the Securities and Exchange Commission. None of these fees were billed by Deloitte Consulting.

AUDIT-RELATED FEES: $22 million, $21 million-GM and $1 million-Hughes,
($18 million, $16 million-GM and $2 million-Hughes, in 2001) for assurance and related services that are traditionally performed by the independent accountant. More specifically, these services include employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards. None of these fees were billed by Deloitte Consulting.

TAX FEES: $9 million, $7 million-GM and $2 million-Hughes, ($9 million,
$7 million-GM and $2 million-Hughes, in 2001) for services performed by the professional staff in Deloitte & Touche's tax practice. This includes fees for tax compliance, tax planning, and tax advice. Tax compliance involves preparation of original and amended tax returns and claims for refund and tax payment-planning services. Tax planning and tax advice encompass a diverse range of services, including assistance with tax audits and appeals, tax advice related to mergers and acquisitions and employee benefit plans, and requests for rulings or technical advice from taxing authorities. None of these fees were billed by Deloitte Consulting.

ALL OTHER FEES: $100 million, $33 million-GM and $67 million-Hughes,
($51 million, $29 million-GM and $22 million-Hughes, in 2001) for project management, process improvements, and assistance for systems not associated with the financial statements. A significant portion ($67 million in 2002, $20 million in 2001) is for services provided by Deloitte Consulting for a customer satisfaction process reengineering project at Hughes Electronics Corporation, which is now substantially complete. Included in these fees for GM for 2002 is $30 million ($23 million-Deloitte Consulting, $7 million-Deloitte & Touche) for various other projects, process improvements, and assistance with non-financial information systems and $3 million for assistance with financial information systems implementation and design by Deloitte Consulting ($6 million in 2001). GM contracted for these financial information systems services before the Sarbanes-Oxley Act was adopted in the summer of 2002, which now prohibits an accounting firm from providing such services to its audit clients. Of the total $156 million paid to Deloitte & Touche (including Deloitte Consulting) in 2002, $93 million, $26 million-GM and $67 million-Hughes, (in "All Other Fees"), or 60%, was paid to Deloitte Consulting.

                                   ITEM NO. 2

     The Sarbanes-Oxley Act provides that each corporation's audit committee is directly responsible for appointing the independent public accountants. The General Motors By-laws provide in addition that the selection of the independent public accountants shall be submitted to the stockholders at the annual meeting for their ratification. The Audit Committee (the "Committee") has selected Deloitte & Touche as GM's independent accountants for 2003, and the Board of Directors has approved that selection. If the stockholders do not ratify the Committee's selection of Deloitte & Touche, the Committee will endeavor to appoint other accountants. Because of the difficulty and expense of making any change in public accountants beginning mid-year, however, it is likely that the Committee would not select new public accountants immediately.

     Deloitte & Touche is considered well qualified, and has offices or affiliates in or near most locations in the U.S. and other countries where General Motors operates. Deloitte & Touche rotates its audit partners assigned to audit General Motors at least once every five years. The Committee reviews and approves in advance any instance where the supervising partner responsible for the General Motors audit is assigned for more than three years.

     Representatives of Deloitte & Touche will attend the annual meeting and will have the opportunity to make any statement they wish. They will also be available to answer questions that you may have.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE AS INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT THE BOOKS, RECORDS, AND ACCOUNTS OF THE CORPORATION AND ITS SUBSIDIARIES FOR THE YEAR 2003. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS YOU SPECIFY A DIFFERENT CHOICE.


                                   ITEM NO. 3

     Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave. N.W., Suite 215, Washington, DC 20037, owner of approximately 104 shares of Common Stock, has given notice that she intends to present for action at the annual meeting the following resolution:

        "RESOLVED: "That the shareholders recommend that the Board of Directors take the necessary steps to have the accounting consulting firm be NOT a spin-off from the same accounting firm, but to be the spin-off from an entirely different firm."

        REASONS: Recent accounting scandals have put emphasis on the INDEPENDENCE of accountants."

        Therefore, in our opinion the Corporation and its shareholders would be best served by HYBRID ACCOUNTANTS. While we do agree in the separation of accounting and consulting services, in order to achieve the INDEPENDENCE desired by all, it would be best to have consulting services performed by a firm other than the spin-off from the regular accountant. Many employees from the spin-off used to work for the original accounting firm. Only a HYBRID would result in more INDEPENDENCE. Washington Gas Light Company, for instance, has Deloitte & Touche as auditors and PricewaterhouseCoopers, a separate firm, as their consultant."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors and management of General Motors are committed to the independence of its public accountants. This independence strengthens financial reporting integrity and quality. These beliefs are incorporated in the charter for the Audit Committee (the "Committee") of the Board of Directors. The Committee, comprised of independent directors, is responsible for the selection, evaluation, compensation and, where appropriate, replacement of the independent accountants. Selection of the independent accountants is submitted to the Board of Directors for approval and to the stockholders for ratification. Consistent with these Committee responsibilities, it is recognized that the independent accountants are ultimately accountable to the Committee and the Board of Directors. In discharging these responsibilities, the Committee approves all independent audit engagement fees and terms; reviews and pre-approves any non-audit services to be provided by the independent accountants to ensure they do not compromise the independent accountants' independence; ensures that the lead audit partners assigned by the Corporation's independent accountant to the Corporation, as well as the audit partner responsible for reviewing the Corporation's audit, are changed at least every five years; and reviews the Corporation's policies regarding the hiring of employees or former employees of the Corporation's independent accountant.

     On an annual basis, the Committee reviews with the independent accountants a written statement required by the Independence Standards Board and discusses with the public accountants their independence. Should these discussions disclose any relationships that may reasonably be thought to bear on the independence of the accountants, the Committee will recommend that the Board of Directors take appropriate action to ensure the independence of the independent accountants.

     GM has historically used a significant number of consultants to help on a wide range of matters, where their services can advance the Corporation's goals at a reasonable price. GM regularly seeks competing bids from multiple leading consulting firms with the appropriate resources and skills for defined projects. Any artificial restriction on the consulting firms GM can consider could adversely affect the quality and costs of services.

     Commencing on March 5, 2003, GM management adopted a policy not to award any new General Motors business to Deloitte Consulting in light of the delay in carrying out the previously announced plans for the separation of Deloitte Consulting from Deloitte & Touche. Deloitte & Touche announced on
March 28, 2003, that it would not carry out those plans to separate Deloitte Consulting. The Corporation plans to terminate existing engagements with Deloitte Consulting as soon as practicable, and anticipates that substantially all engagements will be terminated before the end of the second quarter 2003. General Motors, however, believes that it would be prudent to have the flexibility to retain Deloitte Consulting in the future if such an engagement were in the Corporation's interest -- for example, if GM needed unique services offered only by Deloitte Consulting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL, ITEM NO. 3. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.


                                   ITEM NO. 4

     The Community of the Sisters of St. Dominic of Caldwell, NJ, 52 Old Swartswood Station Road, Newton, NJ 07860, owners of approximately 75 shares of Common Stock, and other filers have given notice that they intend to present for action at the annual meeting the following resolution:

        "Whereas:

        Passenger vehicles account for one-fifth of all annual U.S. greenhouse gas emissions linked to global climate change that are released in the U.S. each year. The production, transportation and use of gasoline for cars and light trucks (SUVs, minivans, pick-ups) resulted in the emission of 302 million metric tons (MMT) of greenhouse gases by the U.S. in 2000.

        American's heavy reliance on petroleum products to power vehicles also affects national security, as today more than half of the oil consumer in the U.S. is imported. U.S. cars and trucks consume 11% of the world's total oil production, and account for 40% of U.S. oil consumption.

        Cars and trucks are the largest single source of air pollution in most urban areas. Nearly 100 million Americans live in EPA-designated "air quality nonattainment areas" that expose them to unhealthy levels of ground-level ozone, particulate matter, sulfur dioxide and other pollutants.

        We feel that using available and emerging improvements to conventional technologies -- addressing aerodynamic design, vehicle load reduction, improved engine efficiency, transmission innovations, and integrated starter-generators -- automakers can build a fleet of vehicles that average 40 miles per gallon (mpg) by 2012. Hybrid gasoline-electric vehicles could boost that average to at least 55 miles per gallon by 2020. These fuel economy gains can be achieved without sacrificing safety, comfort or utility for consumers.

        We believe that high greenhouse gas intensity of U.S. vehicle manufacturers undermines competitive positioning of U.S. exports to climate-conscious economies. Companies may face unexpected costs associated with the imposition of greenhouse gas emission regulations. Substantial new opportunities may open up for proactive firms capable of meeting demand for cleaner, more efficient technologies in the global marketplace.

        GM, Ford and DaimlerChrysler are all investing in advanced technologies such as hybrids and hydrogen fuel cells that could significantly address all three major problems of global climate change, urban air pollution and energy security. However, these companies have vigorously opposed recent efforts by the U.S. Congress and States to require increased fuel economy and reduced tailpipe emissions, while failing to propose alternative plans to achieve comparable environmental results. We believe that this places the financial future of these companies -- and thus shareholder value -- at grave risk.

        This risk is underscored by research that shows that companies with top-rated environmental records in their industry are faring significantly better financially than those with worse records. From 1997-2000, these top-rated companies had 3.53% higher annual returns on investment than a broader universe of companies, and 7.8% higher annual returns than companies with low-rated environmental records.

        Resolved: that the Company report to shareholders (at reasonable cost and omitting proprietary information) by August 2003 on (a) estimated total annual greenhouse gas emissions (i) from our company's own operations and (ii) from its products; (b) how the company can significantly reduce greenhouse gas emissions from its fleet of vehicle product (using a 2002 baseline) by 2012 and 2020; and (c) an evaluation of what new public policies would enable and assist the company in achieving these emission reductions."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     Essentially all the information requested by this resolution is publicly available, and the major emissions statistics and corporate policies are summarized in the GM Corporate Responsibility and Sustainability Report, which can be found on the Internet at www.gmresponsibility.com. This report contains comprehensive environmental performance data, including GM's greenhouse gas emissions from our 147 facilities worldwide and from our products sold in North America and Europe. Among the highlights of the 2002 report are a reduction in CO2 emissions per kilometer of 58% for U.S. cars and 44% for U.S. trucks since the mid-1970s, a reduction in CO2 emissions per kilometer from our European vehicles of 10% since 1995, a 90% reduction since 1990 in the global warming potential of refrigerants placed in new U.S. vehicle air conditioners, a 9.6% reduction in global GM facility CO2 emissions since 2000, a 16.5% reduction in CO2 emissions from U.S. facilities since 1990, and a 47% reduction in CO2 emissions from Canadian facilities since 1990.

     The GM Corporate Responsibility and Sustainability Report also describes many of GM's plans for the future. For example, through participation in the U.S. Environmental Protection Agency's Climate Leaders program, GM has pledged to reduce its North American facility CO2 emissions by 10% from 2000 to 2005. The report further states that the development of new cost-effective energy technologies, such as renewable hydrogen, is the most effective way to improve energy efficiency and reduce greenhouse gas emissions. In addition, the report describes many of the development programs and specific technologies that GM is pursuing to achieve that goal, discusses the status of legislative and regulatory activities in key markets, and provides fuel economy comparisons of GM products to those of our key competitors.

     GM is pursuing an aggressive plan to develop and bring to market new technologies as part of the solution to local and global environmental challenges. New technologies such as continuously variable transmissions and displacement on demand engines are being applied to a large portion of our vehicle fleet over the next several years to enhance the fuel efficiency of gasoline-powered vehicles. In addition, GM will make available three different hybrid powertrains across a range of the popular vehicles that customers want to drive, including trucks, sport utility vehicles, and mid-size cars. As with all fuel efficiency technologies, the impact of these hybrid vehicles on average fleet fuel economy will depend on customer response.

     Longer term, hydrogen fuel cells offer the promise of significantly reduced emissions. During the past year, GM has focused on the storage, cost, and fueling infrastructure necessary to support hydrogen-powered vehicles. GM has also joined the FreedomCAR partnership with the U.S. Department of Energy, automotive suppliers, energy companies, and other automakers. This partnership will focus on the research needed to develop the necessary technologies such as fuel cells and hydrogen from domestic renewable sources.

     In recent years in North America, consumer demand for enhanced vehicle size, performance, and features has tended to offset GM's ongoing implementation of energy efficiency technologies. Even with aggressive implementation of these technologies, achievement of fleet average fuel economy of 40 mpg by 2012 would not be feasible and could have an adverse effect on consumer choice, safety, comfort, and utility. Going forward, the challenge will be to combine corporate and government initiatives in ways that satisfy consumers, meet environmental objectives, and maintain healthy economic conditions.

     General Motors supports market-oriented public policies to foster the development and introduction of advanced technology vehicles, such as hybrid and fuel cell-powered vehicles. Consumer tax credits, if properly structured, can be an effective way to promote initial acceptance of these new technologies. In contrast, regulatory policies that simply mandate the production of these vehicles do not create the market demand required to gain consumer acceptance. Given U.S. fuel prices, which remain quite low by global standards, and the high initial costs of these technologies, consumer tax incentives could promote market acceptance to help build volumes and ultimately reduce costs. In addition, governments can act as a catalyst for the early introduction of new vehicle technologies through their own government fleets. Similar policies for alternative fuel vehicles that can contribute toward reducing emissions would also be beneficial.

     It is important to recognize that society needs to take a total systems approach to environmental issues, including encouraging the private sector to innovate and deploy new technologies; adopting strategies to address the marine, rail, and air components of the transportation sector; as well as addressing greenhouse gas emissions from all other sources globally. Scientific research needs to continue to better understand the nature, extent, causes, and most effective strategies to address environmental issues.

     In summary, in view of the extensive public reporting already performed by General Motors in this area, the Board of Directors believes that the preparation of additional reports would not be a good use of corporate resources.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL, ITEM NO. 4. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.


                                   ITEM NO. 5

     Nick Rossi, P.O. Box 249, Boonville, CA 95415, owner of approximately 525 shares of Common Stock and approximately 237 shares of Class H Common Stock, has given notice that he intends to present for action at the annual meeting the following resolution:

        "Shareholders recommend that our Board of Directors amend the bylaws to require a strictly independent director, who is not the current or earlier CEO of our company, to serve as Chairman of our Board of Directors at all times and as soon as possible.

        The primary purpose of the Board of Directors is to protect shareholders' interests by providing independent oversight of management, including the CEO. Shareholders believe that a separation of the roles of Chairman and CEO will promote greater management accountability to shareholders at our company.

        Corporate governance experts have questioned how one person, serving as both Chairman and CEO, can effectively monitor and evaluate his or her own performance. Shareholders believe the current combination of chairman and CEO roles is a conflict of interest because one of the chairman's main functions is to monitor the CEO.

        Peter Crist, Vice Chairman of Korn/Ferry International said separating the role of CEO and Chairman is healthy and a growing trend. Consolidating the two roles under one person sometimes leads to the "imperial CEO," Crist said. "When you aggregate all the power in one person, that's very difficult to check," he said.

        Two-thirds of directors favor splitting the roles of chairman and CEO. This is a way to reform corporate operations and prevent business collapses like Enron. Source: McKinsey & Co. corporate governance survey.

        Shareholders believe that an independent Chairman will strengthen the Board's integrity and improve its oversight of management.

        To ensure a check and balance oversight of our investment vote for an:

                           Independent Board Chairman
                                   Yes on 5"

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board believes that it would not be in the best interests of the Corporation and its stockholders to adopt a By-law requiring that an independent director serve as Chairman of the Board. The Board of Directors, a majority of whom are independent, has been, and continues to be, a strong proponent of independent leadership at the Board level. The Board fully recognizes that independence from management is a prerequisite to fulfilling its duty, as set forth in its Corporate Governance Guidelines, "to regularly monitor the effectiveness of management policies and decisions including the execution of its strategies." Further, the independent directors meet without management in executive session at least twice a year and comprise all six standing committees of the Board (effective May 2003). With regard to the question whether the Chairman and CEO roles should be separated, the Board's Corporate Governance Guideline 4 states:

        The Board should be free to make this choice any way that seems best for the Company at a given point in time. Therefore, the Board does not have a policy, one way or the other, on whether or not the role of the Chairman and Chief Executive should be separate or combined and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee.

     The Board values its flexibility to select, on a case-by-case basis, the style of leadership best able to meet the Corporation's needs based on individuals available and circumstances at the time. Amending the By-laws as proposed would deprive the Board of the flexibility to select a Chairman who at the time of the decision is the most qualified individual to lead the Board.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL, ITEM NO. 5. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.


                                   ITEM NO. 6

     John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, owner of approximately 50 shares of Common Stock and approximately 270 shares of Class H Common Stock, has given notice that he intends to present for action at the annual meeting the following resolution:

        "This topic won an overall 60%-yes vote at 50 companies in 2002

        Shareholders recommend that our company not adopt, maintain or extend any poison pill unless such adoption, maintenance or extension is submitted to a shareholder vote.

             Harvard Report

        A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company had a poison pill) was positively related to company value. This study conducted by Paul A. Gompers, Harvard Business School reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

        The report states that an investment strategy that bought stocks with the strongest shareholder rights and sold stocks with the weakest shareholder rights would have earned abnormal [positive] returns of 8.5% per year.

        Certain governance experts believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, decreasing the likelihood of bad things happening to a company. Since the 1980s Fidelity, an $800 billion mutual fund withheld votes for directors at companies that approved poison pills, Wall Street Journal, June 12, 2002.

        This topic won more than 41% of the yes-no votes cast at both the 2001 and 2002 GM annual meetings. This result was achieved in spite of our management's vote-no solicitations in 2001 and 2002. Our management directed both negative solicitations to some of our largest shareholders. There was no vote-yes solicitation to respond to. Thus shareholders could question whether our management is interested in a level playing field.

             Challenges Faced by our Company
        I believe the challenges facing our company today are so great that we must vote for the best corporate governance principles to meet these challenges.

        Challenges facing General Motors include:
             1) GM stock hit a 10-year low since the 2002 annual
                meeting.
             2) Hughes Electronics (GMH) stock fell 83% -- from $47 in
                March 2000 to $8 in October 2002.
             3) While Asian manufacturers like Honda and Nissan now hold just 24% of the light-truck and SUV market, it's doubtful they will be content to leave it at that.
             4) GM loses money on every 0% car loan it offers.
             5) Used car prices are tanking.
             6) Foreign-owned vehicle capacity in the U.S. is expect to reach 5.4 million in 2008 -- up from 1.9 million in 1990. Much of the new capacity is aimed at the one market segment where the big three made serious money in the 1990s -- trucks.

             Council of Institutional Investors Recommendation
        The Council of Institutional Investors www.cii.org, an organization of 120 pension funds investing $2 trillion, called for shareholder approval of poison pills. I believe our company should follow this recommendation.

                   Allow Shareholder Vote on any Poison Pill
         This topic won an overall 60%-yes vote at 50 companies in 2002
                                   Yes on 6"

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors believes that the action requested in this proposal is unnecessary and ill-advised. The Board of Directors has not adopted a shareholder rights plan (sometimes called a "poison pill") and has no present intention to adopt one. Circumstances could arise in the future, however, which would make such a plan an important tool for protecting the interests of the Corporation's stockholders in compliance with the fiduciary duties of the Board of Directors. Under those circumstances, requiring stockholder approval before a rights plan could be adopted would interfere with the ability of the Board of Directors to act in the stockholders' best interests.

     Rights plans are designed to strengthen the directors' ability, in compliance with their fiduciary duties, to protect stockholders from unfair and abusive takeover tactics and to maximize stockholder value. That is why more than 2,000 companies, including more than half of the companies in the S&P 500 Composite Stock Price Index, have adopted some type of rights plans.

     Contrary to the proponent's suggestion, the ability to adopt a shareholder rights plan would not give the Board of Directors absolute veto power over any business combination. Rather, the Delaware Supreme Court, which has upheld the legal validity of shareholders rights plans, has made it clear that a board must act in accordance with its fiduciary duties if it adopts or maintains a rights plan. An appropriate rights plan would neither prevent unsolicited proposals from being made nor prevent a company from being acquired at a price that is fair and adequate. In fact, in a study of takeover data from 1992 through 1996, Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, found that the presence of a rights plan neither increased the likelihood of defeat of an unsolicited takeover proposal nor reduced the likelihood of a company becoming a takeover target. The same Georgeson & Company study found that the premiums paid to acquire companies with rights plans averaged eight percentage points higher than premiums for companies without such plans.

     In recommending a vote against the proposal, the Board of Directors has not determined that a rights plan should or should not be adopted by the Corporation. If and when the Board considers adopting a rights plan, the determination would be made only after careful deliberation, in light of all circumstances then prevailing and in the exercise of the Board's fiduciary duties. In this regard, it should be noted that the Board of Directors is annually elected in its entirety and is composed of a large majority of independent directors.

     In addition, if circumstances make a rights plan an appropriate tool for protecting stockholders' interests, the management of General Motors has committed to safeguard those interests by including a "TIDE" provision in any rights plan it might recommend to the Board. (TIDE stands for Three-Year Independent Director Evaluation.) The "TIDE" provision would establish a Board committee of independent directors who would review the rights plan every three years and would recommend that the full Board modify or terminate the plan, whenever a majority of the review committee deemed it appropriate. To support its deliberations, that committee would request a report and recommendations from its own investment bankers and lawyers based on an evaluation of company performance, markets, and developments in relevant corporate law. A majority of the full Board could then take action to modify or terminate the rights plan according to its terms.

     The Board believes that future circumstances could warrant the adoption of a rights plan quickly, without time to seek stockholder approval. Since the Board of Directors may need such flexibility so that they can act in the best interests of GM stockholders, the Board recommends a vote against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL, ITEM NO. 6. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.


                                   ITEM NO. 7

     Louis Lauve, 3900 Watson Place, N.W. 2G-B, Washington, DC 20016, owner of approximately 44 shares of Common Stock, has given notice that he intends to present for action at the annual meeting the following resolution:

        "Shareholders recommend that our Board of Directors adopt a cumulative voting bylaw. Cumulative voting means that each shareholder may cast as many votes as equal the number of shares held, multiplied by the number of directors to be elected. Each shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates, as each shareholder sees fit.

        Cumulative voting increases the possibility of electing at least one director with an independent or focused viewpoint. Cumulative voting is more likely to broaden the perspective of the Board, particularly in encouraging directors independent of management. This will help achieve the objective of the Board representing all shareholders.

        Cumulative voting provides a voice for minority holdings, while not interfering with the voting majority of the Board. Only cumulative voting gives proportionate weight to votes by stockholders whose holdings are sufficiently large to elect at least one but not all the directors.

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        With cumulative voting I believe a significant minority of shareholders could elect one director who gives greater priority to certain issues such as corporate governance. For instance I believe our company could benefit if one director gave greater focus on strengthening the governance practices of our board. These are examples of practices, taken from our company 2002 proxy, which some shareholders believe should be permanently improved:

        1) 42% of our directors are allowed to have other affiliations with the company.

        2) Directors are allowed to own only 1000 shares.

        3) Directors with a business transaction with our company are allowed to sit on the key Audit Committee.

        4) A Chairman of our Board is allowed to have an interlock with another director.

        5) Fully-employed directors are allowed to serve on 4 other boards.

        Cumulative voting allows a significant group of shareholders to elect a director of its choice -- bringing an independent and focused perspective to board decisions.

        For an independent perspective:

                               Cumulative Voting
                                   Yes on 7"

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors opposes this proposal because it does not believe cumulative voting is in the best interests of GM and its stockholders. It is the belief of the Board that cumulative voting could impair the effective functioning of the Board. Cumulative voting could result in the election of a Board member who represents the special interest of a small group of stockholders rather than all of GM's stockholders. Cumulative voting also introduces the possibility of partisanship among Board members that could weaken their ability to work together, a requirement essential to the effective functioning of any board of directors. The Board is required to fairly represent all stockholders. To do so, each director must feel a responsibility toward all the stockholders, without special loyalty to any one group. Under non-cumulative voting, each director is elected by stockholders representing a plurality of all shares voted. In contrast, cumulative voting can have undesirable effects since directors so elected might be principally concerned about representing and acting in the interest of special groups of stockholders rather than in the interests of all stockholders. At General Motors, all of our stockholders are minority owners, although some stockholders have more extensive holdings than others. The Board does not believe that some minority of stockholders should be advantaged or disadvantaged compared with all other stockholders.

     General Motors' stockholders, at the 2000 meeting and on sixteen previous occasions, rejected a proposal for cumulative voting and should continue to do so. At GM, cumulative voting is not necessary to provide management accountability. The Board is committed to continuing its good corporate governance practices, which include such safeguards as an annually elected Board, a majority of independent directors, exclusively independent membership of key Board committees, confidential voting, absence of "dead hand poison pill," and published Board governance guidelines.

     This proposal would alter the current process in such a way that could permit stockholders representing less than a majority of all shares to elect a director. Since each director oversees the management of the Corporation for the benefit of all stockholders, the Board believes that changing the current voting procedure would not be in the best interests of all stockholders and therefore recommends a vote against this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL, ITEM NO. 7. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.

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                                   ITEM NO. 8

     Ray T. Chevedden, 5965 S. Citrus Ave., Los Angeles, CA 90043, owner of approximately 2,000 shares of Common Stock, has given notice that he intends to present for action at the annual meeting the following resolution:

        "Shareholders recommend that strictly independent directors be nominated by our board for key board committees to the fullest extent possible. This includes the nomination of an appropriate number of strictly independent directors to the full board in order that independent director candidates will be available for nomination to our key board committees.

        The standard of independence is the standard of the Council of Institutional Investors www.cii.org, "A director is deemed independent if his or her only non-trivial professional, familial or financial connection to the corporation or its CEO is his or her directorship." This proposal calls for our company's governing documents to be amended accordingly, including the bylaws -- adopting this principle at all times even if regulations allow the company to meet a lessor standard at any particular time.

             A reason to Improve
        These are examples of practices, taken from our company 2002 proxy, which highlight the need for more independent directors.
        1) 42% of our directors are allowed to have other affiliations with our company.
        2) Directors with a business transaction with our company are allowed to sit on the key Audit Committee.
        3) A Chairman of our Board is allowed to have an interlock with another director.

             Serious about good governance
        Enron and the corporate disasters that followed forced many companies to get serious about good governance which includes independent directors. When the buoyant stock market burst, suddenly the importance of governance was clear. In a time of crises, a vigorous board that has done its job can help companies minimize the damage.

        A look back at Business Week's inaugural ranking of the best and worst boards in 1996 tells the story. For the 3 years after the list appeared, the stocks of companies with the best boards outperformed those with the worse boards by 2 to 1. Increasingly, institutional investors are flocking to stocks of companies perceived as being well governed and punishing stocks of companies seen as having lax oversight, "The Best & Worst Boards," Business Week, October 7, 2002.

        To protect our investment money at risk:

                 Independent Directors for Key Board Committees
                                   Yes on 8"

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors has been, and continues to be, a strong proponent of board independence, and has already taken effective measures to ensure that all of its Committees are composed exclusively of independent directors. General Motors' widely acclaimed Guidelines on Significant Corporate Governance Issues were adopted by the Board in January 1994, and will be revised in May 2003, to state in Item 22: All committee memberships will consist exclusively of independent Directors as defined in By-law 2.12 (emphasis added). The only difference between the Corporation's current policy and the proposal would be in how "independent" is defined. Section 2.12 of the GM By-laws gives this definition of independent:

     [A] director who: (i) is not and has not been employed by the corporation or its subsidiaries in an executive capacity within the five years immediately prior to the annual meeting at which the nominees of the board of directors will be voted upon; (ii) is not (and is not affiliated with a company or firm that is) a significant advisor or consultant to the corporation or its subsidiaries; (iii) is not affiliated with a

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     significant customer or supplier of the corporation or its subsidiaries;
     (iv) does not have significant personal services contract(s) with the corporation or its subsidiaries; (v) is not affiliated with a tax-exempt entity that receives significant contributions from the corporation or its subsidiaries; and (vi) is not a spouse, parent, sibling or child of any person described by (i) through (v).

     The proposal would consider a director independent if the director's "only non-trivial professional, familial, or financial connection to the corporation or its CEO is his or her directorship" (emphasis added). Since the proposal does not define "non-trivial," for a company like GM that maintains scores of business relationships attempting to comply with such an indefinite requirement would be unduly burdensome and could impair the Corporation's ability to attract the best possible directors to its Board. The more concrete, certain definition of "independent" now set forth in GM's By-laws is consistent with definitions used by major institutional investors, stockholder advisors, and the New York Stock Exchange, and would be amended to satisfy any changes in the requirements of the applicable laws or stock exchange rules.

     As of May 2003, the Board's six standing committees are composed solely of independent directors as defined by Section 2.12 of the GM By-laws. Thus, the Board of Directors believes that the goal of this proposal has already been achieved and that the proposal is therefore unnecessary and not in the best interests of the stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL, ITEM NO. 8. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.


                                   ITEM NO. 9

     John Lauve, 200 N. Saginaw, Holly, MI 48442, owner of approximately 412 shares of Common Stock, has given notice that he intends to present for action at the annual meeting the following resolution:

        "Shareholders request that our Board of Directors adopt an executive compensation policy that all future stock options to senior executives and directors shall be performance-based. A stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only when our company's stock price performance exceeds the peer group performance level.

        Support challenging performance objectives for our executives

        As shareholders, we support compensation policies for senior executives that provide challenging performance objectives and motivate executives to achieve long-term shareholder value. We believe that our company's current policies can be improved for the benefit of all shareholders.

        "Future stock options" include agreements renewing, modifying or extending existing stock option grants or employment agreements that contain stock option grants. This is not intended to interfere with existing agreements. However it does recommend the greatest flexibility to adopt the spirit and the letter of this proposal to the fullest extent possible.

        Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company's primary competitors. This proposal requests that future senior executive and director stock option plans link the options' exercise price to a peer industry group performance index which would preferably be selected by the strictly independent directors on our Board's Compensation Committee. For example the peer companies used in our company's proxy statement which compares the 5-year stock price performance of our stock.

        Outperform the Market

        According to Level 3, a company which adopted this proposal topic, the Level 3 "outperform stock option" program "aligns directly management's and stockholders' interests by basing stock option value on Level 3's ability to outperform the market."

        Implementing an indexed stock option plan means that our Company's participating executives would receive payouts only if the Company's stock price performance exceeded that of the peer group average. By tying the exercise price to a market index, indexed-options reward executives and directors for outperforming the competition. Indexed-options would have value when our Company's stock price exceeds or declines less than its peer group average stock price. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed-options remove pressure to reprice stock options. In short, superior performance would be rewarded:

                    Yes for Performance-Based Stock Options"

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     This proposal urges the Board to adopt a policy that some portion of future stock option grants to senior executives and directors shall be "performance-based," which it defines as indexed options where the exercise price is linked to an industry index composed of a company's primary competitors. To date, very few major companies have used "performance-based" options, although most companies do utilize stock options as a competitive pay component. Stock options form one of the long-term pay components of GM's total compensation program and are an important retention tool. Requiring the Corporation to grant options with conditions or other terms that are inconsistent with compensation practices followed by the Corporation's competitors could place it at a substantial disadvantage in recruiting and retaining senior executives. The Board, however, continues to monitor the development of market practices with regard to incentive compensation, and equity compensation in particular, and intends to adapt its incentive designs to remain competitive in the market for executive talent.

     All executives and most of GM's salaried employees (approximately 50,000) are eligible to participate in the company's stock option programs. The Executive Compensation Committee of GM's Board, which consists entirely of independent directors, has granted stock options to provide an incentive for superior performance leading to long-term increased stockholder value. Each option permits the employee, generally for a period of ten years, to buy a share of Common Stock from the Corporation at the price of Common Stock on the day the option is granted. These stock options, which generally vest in equal increments two and three years after grant, are inherently performance-based, because their value is directly linked to the price of Common Stock over time and thus reflects the fundamental performance of the Corporation. Because the value of GM stock options is already directly linked to the price of Common Stock, and therefore to stockholder value, the Board of Directors believes the proposal is unnecessary, and recommends a vote against it.

     In addition, although our stock option programs are not indexed option programs, GM's Long-Term Incentive Plan, under which approximately 400 members of senior leadership are awarded grants, is based on relative Total Shareholder Return ("TSR") and stock performance. The plan covering three fiscal years provides stock-based awards at pre-determined levels based upon the ranking of Common Stock TSR compared to companies in the S&P 500 Composite Stock Price Index. This program is designed to ensure that executives are not rewarded for stock price increases due solely to a general rise in the stock market. For the performance period 2000-2002, no payouts were made under this plan because GM's TSR relative to the peer group did not meet the minimum payout level. We believe the combination of the relative TSR plan for senior leadership and the stock option plan as approved for a broader group of executives and salaried employees provides a well-balanced long-term focus, which is in the best interests of both the Corporation and the stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL, ITEM NO. 9. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.

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                                  ITEM NO. 10

     Amalgamated Bank LongView Collective Investment Fund, 11-15 Union Square, New York, NY 10003, owner of approximately 194,056 shares of Common Stock, has given notice that it intends to present for action at the annual meeting the following resolution:

             "RESOLVED: The shareholders request that the Board of Directors of General Motors Corp. ("GM" or the "Company") appoint as independent auditors only those firms and their affiliates that agree not to provide GM with non-audit consulting services for the term of any appointment.

                              SUPPORTING STATEMENT

             Independent auditors play a key role in promoting confidence in the integrity of financial reporting and U.S. capital markets. The Securities and Exchange Commission requires independent auditors to certify or audit the financial information that companies file with the SEC. As a result, the work that auditors perform is important not only to companies, but also to investors.

             The collapses of Enron and WorldCom, together with the recent increase in the number of accounting restatements at other companies, have shone a spotlight on the role of independent auditors. The Sarbanes-Oxley law, enacted in 2002, prohibits audit firms from providing some, but not all, types of non-audit services to audit clients.

             In our view, it is important to eliminate incentives that can undermine an auditor's objectivity and tough-mindedness. An auditor's independence can be compromised in various ways. The provision of certain kinds of non-audit consulting services to audit clients may create economic incentives that can lead a firm to devalue the audit services and focus on retaining the client, even at the cost of making inappropriate audit judgments.

             There have been reports in the media about individual auditors being pressured to "cross-sell" their employer's non-audit services to audit clients. There have also been reports about auditors submitting "loss leader" bids to provide audit services as a way to establish a relationship with a company and then try to sell more lucrative non-audit services.

             In recent decades, the proportion of revenues derived from non-audit services, such as internal audit, information technology, financial advisory and appraisal and valuation services, has grown steadily. At the five largest public accounting firms, revenues derived from non-audit services grew from 13% of total revenues in 1981 to half of total revenues in 2000.

             The phenomenon is apparent at GM, which reported that in 2001 the Company paid Deloitte & Touche, LLP $21 million for audit fees, $21 million for audit-related services, $9 million for tax services and $2 million for other non-audit services. Deloitte Consulting was paid $6 million for financial information systems design and implementation, $20 million for customer satisfaction process re-engineering consulting, and $23 million for all other non-audit services.

             We believe that firms retained by GM to provide audit services should perform only audit services.

             We urge you to vote FOR this resolution."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors, with the assistance of its professional advisors, has given this proposal careful, thorough consideration. While both the Audit Committee (the "Committee") and the full Board of Directors agree with the proponent that the independent accounting firm engaged by the Corporation to perform audit services should not also undertake certain types of consulting services for the Corporation, the Board believes that the necessary restrictions are already in place.

     Within the last year, Congress has passed legislation and the Securities and Exchange Commission (the "SEC") has established rules placing restrictions on what services an independent accounting firm can perform without impairing its independence. General Motors' management and the Committee actively monitor the compliance of our independent accountants, Deloitte & Touche, with the legal and regulatory requirements. In fact, the Committee specifically reviews and approves all services -- both audit and non-audit -- provided by Deloitte & Touche before those services are rendered.

     In addition to these monitoring and pre-approval procedures, the Board of Directors annually seeks stockholder ratification of its selection of independent accountants. General Motors also provides to its stockholders information relating to fees paid to Deloitte & Touche and discloses the Committee's considerations regarding whether the provision of non-audit services is compatible with maintaining their independence, all as required by the rules of the SEC.

     The Board of Directors believes that in the current environment there is a general perception that it is desirable to substantially reduce the amount of certain consulting services that are provided by Deloitte & Touche. Commencing on March 5, 2003, GM management adopted a policy not to award any new General Motors business to Deloitte Consulting in light of the delay in carrying out the previously announced plans for the separation of Deloitte Consulting from Deloitte & Touche. Deloitte & Touche announced on March 28, 2003, that it would not carry out those plans to separate Deloitte Consulting. The Corporation plans to terminate existing engagements with Deloitte Consulting as soon as practicable, and anticipates that substantially all engagements will be terminated before the end of the second quarter 2003. General Motors, however, believes that it would be prudent to have the flexibility to retain Deloitte Consulting in the future if such an engagement were in the Corporation's interest -- for example, if GM needed unique services offered only by Deloitte Consulting.

     The Board of Directors also believes that the stockholder proposal is so broadly drawn that it would restrict the independent accountants to performing only audit services. There are several services that, while technically not included under the definition of audit services, the Board believes only make sense for the independent accountants to provide to the Corporation. These services include performing audits of employee benefit plans, providing assistance in conducting due diligence in connection with acquisitions, advising on accounting standards and their application to transactions being considered by the Corporation, and providing services relating to tax compliance and planning.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL, ITEM NO. 10. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.


OTHER MATTERS

     The enclosed proxy gives the Proxy Committee discretionary authority to vote your shares in accordance with its best judgment with respect to all additional matters that might come before the annual meeting.

     IF YOU VOTE BY MAIL, WE ENCOURAGE YOU TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE ENCLOSED PROXY CARD. YOU DO NOT NEED TO MARK ANY BOXES IF YOU WISH TO VOTE ACCORDING TO THE BOARD OF DIRECTORS' RECOMMENDATIONS; JUST SIGN, DATE, AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE. IF YOU VOTE THROUGH THE INTERNET OR BY TELEPHONE, SIMPLY FOLLOW THE INSTRUCTIONS ON THE PROXY CARD. THANK YOU FOR YOUR COOPERATION AND YOUR PROMPT RESPONSE.

                                     By order of the Board of Directors,

                                                   Nancy E. Polis, Secretary

April 17, 2003

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                                                                       EXHIBIT A
                           GENERAL MOTORS CORPORATION
               AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER

PURPOSE

      The Audit Committee's primary function is assisting the GM Board with its responsibility for overseeing the integrity of GM's financial statements, the qualifications and independence of the independent accountants, and the performance of GM's internal audit staff and independent accountants.

      In carrying out this function, the Committee shall independently and objectively monitor the performance of GM's financial reporting process and systems of disclosure controls and internal controls; review and appraise the audit efforts of GM's independent accountants and internal audit group; provide for open, ongoing communications concerning GM's financial position and affairs between the Board and the independent accountants, GM's financial and senior management, and GM's internal audit department; review GM's policies and compliance procedures regarding ethics; prepare the Audit Committee Report for the annual proxy statement; and report regularly to the Board regarding the execution of its duties.

MEMBERSHIP

      The Committee shall be comprised of three or more directors as determined by the Board. The duties and responsibilities of a Committee member are in addition to those required of a director. Each Committee member shall be an independent director as determined in accordance with the Corporation's by-laws and as defined by all applicable laws and regulations. All members of the Committee shall be "financially literate" and the Committee will have at least one member qualified as an "audit committee financial expert" as defined by applicable regulations.

MEETINGS

      The Committee shall meet approximately six times annually. Periodically, it shall meet in executive sessions with management, the General Auditor, the independent accountants, or other GM officers. Annually, it shall meet with representatives of GM's major subsidiaries regarding their systems of internal control, results of audits, and integrity of financial reporting. The Committee shall periodically meet in executive session absent GM management.

      The Committee shall maintain independence both in establishing its agenda and directly accessing management of GM and its subsidiaries. Annually, the Committee will reassess the adequacy of this charter, evaluate its performance, and report these and other actions to the Board of Directors with any recommendations.

RESPONSIBILITIES AND DUTIES

      GM management is responsible for preparing financial statements; the Committee's primary responsibility is oversight. To carry out this responsibility, the Committee shall undertake the following common recurring activities:

Financial Statements

     * Discuss with management and the independent accountants the annual audited financial statements and quarterly financial statements prior to filing including Management's Discussion and Analysis of Financial Condition and Results of Operations, GM's earnings announcements prior to release, and the results of the independent accountants' reviews. The Committee may be represented by the Chair or a subcommittee to review earnings announcements.

     * Review critical accounting policies, financial reporting and accounting standards and principles (including significant changes to those principles or their application), and key accounting decisions affecting the Corporation's financial statements. The review shall include the rationale for such choices and possible alternatives.

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     * Review with the independent accountants any audit problems or difficulties with management's response.

     * Review GM's financial reporting process, including disclosure controls and procedures, the systems of internal control, and the independent accountants' attestation of management's internal control report.

     * Review any disclosure of significant deficiencies in the design or operation of internal controls.

Independent Accountants

     * Select, evaluate, and, if appropriate, terminate or replace the independent accountants. (The Committee's selection shall be annually submitted to the Board for approval and to the stockholders for ratification.) The independent accountants are accountable to the Committee and the Board of Directors. The Committee shall approve the audit engagement fees and pre-approve any non-audit services to be provided by the independent accountants.

     * Review reports by the independent accountants describing: their internal quality control procedures; any material issues raised by the most recent internal quality control review, peer review, or regulatory inquiry within the preceding five years; and all relationships between the independent accountants and GM.

     * Ensure that rotation of the independent accountants' audit partners satisfies regulatory requirements, and set policies about hiring current or former employees of the independent accountants.

     * Review and discuss with the independent accountants the annual statement required by Independence Standards Board (ISB) Standard No. 1.

Internal Audit

     * Review the performance of the internal audit department including the objectivity and authority of its reporting obligations, the proposed audit plans for the coming year, and the results of internal audits. Review and concur in the appointment of the General Auditor.

Legal and Compliance

     * Establish procedures for reviewing and handling complaints or concerns received by GM regarding accounting, internal accounting controls, or auditing matters, including enabling employees to submit concerns confidentially and anonymously, and review management's disclosure of any frauds that involve management or other employees who have a significant role in internal control.

     * Review procedures and compliance processes pertaining to corporate ethics and standards of business conduct as embodied in GM's policy, Winning With Integrity: Our Values and Guidelines for Employee Conduct.

      The Committee may diverge from this list as appropriate if circumstances or regulatory requirements change. In addition to these activities, the Committee will perform such other functions as necessary or appropriate under law, stock exchange rules, GM's charter and by-laws, and the resolutions and other directives of the Board. The Committee may obtain advice, assistance, and investigative support from outside legal, accounting, or other advisors as it deems appropriate to perform its duties, and GM shall provide appropriate funding, as determined by the Committee, for any such advisers.



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[GM Logo]
                           2003 ANNUAL MEETING
                              Hotel du Pont
                          11th & Market Streets
                           Wilmington, Delaware



                                [MAP]

Complimentary self-parking is available at Hotel du Pont Car Park located on Orange Street at the corner of 12th Street (parking vouchers will be provided to stockholders at the meeting). The hotel's valet parking service is available for a non-reimbursable charge.

                              GENERAL DIRECTIONS

                        FROM PHILADELPHIA ON I-95 SOUTH

1. Take I-95 South to Exit 7A marked "52 South, Delaware Avenue."
2. Follow 11th Street in the middle lane through six traffic lights. Hotel du Pont is on the right. For complimentary self-parking, turn left on Orange Street, Car Park is on the left.

                          FROM BALTIMORE ON I-95 NORTH

1. Follow I-95 North to Wilmington, take Exit 7 marked "Route 52, Delaware Avenue."
2. From right lane, take Exit 7 onto Adams Street.
3. At the third traffic light, turn right onto 11th Street.
4. Follow 11th Street in the middle lane through six traffic lights. Hotel du Pont is on the right. For complimentary self-parking, turn left on Orange Street, Car Park is on the left.

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RESULTS OF THE ANNUAL MEETING

Final certified results of voting at the annual meeting will be available on GM's Web site, WWW.GM.COM. To obtain a transcript of the meeting, stockholders should write to GM Fulfillment Center, MC 480-000-FC1, 30200 Stephenson Hwy., Madison Heights, MI 48071-1621.
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VISIT GM ON THE INTERNET
Explore the world of General Motors products and services on our Web site, WWW.GM.COM. Surf our home page to learn about "The Company," our "Automotive" brands, and products and services that go "Beyond Automotive." From the home page, you can access our many brand Web sites -- from Buick to Vauxhall and from ACDelco to XM Radio -- to discover the GM product or service that's just right for you.

[Recycle Logo] Printed on recycled paper                             4000-PS-03

              2003 ANNUAL MEETING OF STOCKHOLDERS ADMISSION TICKET
                    Tuesday, June 3, 2003, 9 a.m. local time
           Hotel du Pont, 11th & Market Streets, Wilmington, Delaware

                                     [Map]

            PLEASE BRING GOVERNMENT-ISSUED PHOTOGRAPH IDENTIFICATION
                   TO PRESENT FOR ADMITTANCE TO THE MEETING.

Complimentary self-parking is available at Hotel du Pont Car Park located on Orange Street at the corner of 12th Street (parking vouchers will be provided to stockholders at the meeting). The hotel's valet parking service is available for a non-reimbursable charge.

                               GENERAL DIRECTIONS

                        From Philadelphia on I-95 South

1.   Take I-95 South to Exit 7A marked "52 South, Delaware Avenue."
2. Follow 11th Street in the middle lane through six traffic lights. Hotel du Pont is on the right. For complimentary self-parking, turn left on Orange Street, Car Park is on the left.

                          From Baltimore on I-95 North

1. Follow I-95 North to Wilmington, take Exit 7 marked "Route 52, Delaware Avenue."
2.   From right lane, take Exit 7 onto Adams Street.
3.   At third traffic light, turn right onto 11th Street.
4. Follow 11th Street in the middle lane through six traffic lights. Hotel du Pont is on the right. For complimentary self-parking, turn left on Orange Street, Car Park is on the left.

      PLEASE RETAIN AND PRESENT THIS TICKET FOR ADMISSION TO THE MEETING.
--------------------------------------------------------------------------------


                           GENERAL MOTORS CORPORATION
                         PROXY/VOTING INSTRUCTION CARD

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS
           HOTEL DU PONT, 11TH & MARKET STREETS, WILMINGTON, DELAWARE
                    TUESDAY, JUNE 3, 2003, 9 A.M. LOCAL TIME

The undersigned authorizes G. Richard Wagoner, Jr., John M. Devine, and
Robert A. Lutz, and each of them as the Proxy Committee, to vote the COMMON STOCK AND/OR CLASS H COMMON STOCK of the undersigned upon the nominees for
Directors: (01) P. N. Barnevik, (02) J. H. Bryan, (03) A. M. Codina,
(04) G. M. C. Fisher, (05) K. Katen, (06) A. G. Lafley, (07) P. A. Laskawy,
(08) E. S. O'Neal, (09) E. Pfeiffer, and (10) G. R. Wagoner, Jr.*; upon the other Items shown on the reverse side, which are described on the pages identified in the Table of Contents to the Proxy Statement; and upon all other matters which may come before the 2003 Annual Meeting of Stockholders of General Motors Corporation, or any adjournment thereof.

This card also provides voting instructions for the shares held in various employee savings plans as described in the Proxy Statement. IF YOUR REGISTRATIONS ARE NOT IDENTICAL, YOU MAY RECEIVE MORE THAN ONE SET OF PROXY MATERIALS. PLEASE SIGN AND RETURN ALL CARDS YOU RECEIVE.

             TO VOTE BY INTERNET OR TELEPHONE -- SEE REVERSE SIDE.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

*Numbers refer to Director nominee telephone voting codes.

                                                             2003 ANNUAL MEETING
                                                                ADMISSION TICKET
GENERAL MOTORS CORPORATION                                This ticket will admit
c/o EquiServe Trust Company, N.A.                     stockholder and one guest.
P.O. Box 8694                                                (See reverse side.)
Edison, NJ 08818-8694


                      VOTE BY INTERNET, TELEPHONE OR MAIL.
       IF YOU VOTE BY INTERNET OR TELEPHONE, DO NOT MAIL THE PROXY CARD.

                              VOTER CONTROL NUMBER
                        --------------------------------


                        --------------------------------

                YOUR VOTE IS IMPORTANT. PLEASE VOTE IMMEDIATELY.

VOTE-BY-INTERNET

1.   Log on to the Internet and go to www.eproxyvote.com/gm.
2. Enter your Voter Control Number listed above and follow the steps outlined on the secured Web site.

OR

VOTE-BY-TELEPHONE

1. Call toll-free 1-877-779-8683. Outside continental United States or Canada, call collect at 1-201-536-8073.
2. Enter your Voter Control Number listed above and follow the recorded instructions.

            DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
--------------------------------------------------------------------------------

PLEASE MARK   /X/
VOTES AS IN
THIS EXAMPLE

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-2
                           AND "AGAINST" ITEMS 3-10.

                This proxy/voting instruction card will be voted
                   "FOR" Items 1-2 if no choice is specified.

GM Proposals                                    FOR             WITHHELD
1. Election of Directors                        / /                / /


------------------------------------------------
For, EXCEPT vote withheld from above nominee(s)

                                                FOR       AGAINST      ABSTAIN
2. Ratify selection of independent
   accountants                                  / /         / /          / /


                This proxy/voting instruction card will be voted
                "AGAINST" Items 3-10 if no choice is specified.

STOCKHOLDER PROPOSALS                           FOR       AGAINST      ABSTAIN
3. Retain auditing consulting firm that was
   not part of Deloitte & Touche                / /         / /          / /

4. Report on greenhouse gas emissions           / /         / /          / /

5. Require an independent chairman separate
   from chief executive officer                 / /         / /          / /

6. Require stockholder approval of a
   "poison pill"                                / /         / /          / /

7. Adopt cumulative voting                      / /         / /          / /

8. Appoint independent directors to key
   Board committees                             / /         / /          / /

9. Award performance-based stock options
   to senior executives and directors           / /         / /          / /

10. Appoint independent auditor that will
    not provide GM with non-audit
    consulting services                         / /         / /          / /


THIS PROXY/VOTING INSTRUCTION CARD REPRESENTS YOUR HOLDINGS OF COMMON STOCK AND/OR CLASS H COMMON STOCK.

Signature(s): ___________________________________    Date _________________ 2003

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY/VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

NOTE: Please add your title if you are signing as attorney, administrator, executor, guardian, trustee, or in any other representative capacity.
                                                                SEE REVERSE SIDE

GM                         GENERAL MOTORS CORPORATION                    COMMON
                                   PROXY CARD

    PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS
           HOTEL DU PONT, 11TH & MARKET STREETS, WILMINGTON, DELAWARE
                    TUESDAY, JUNE 3, 2003, 9 A.M. LOCAL TIME

The undersigned authorizes G. Richard Wagoner, Jr., John M. Devine, and
Robert A. Lutz, and each of them as the Proxy Committee, to vote the COMMON STOCK of the undersigned upon the nominees for Directors: P. N. Barnevik,
J. H. Bryan, A. M. Codina, G. M. C. Fisher, K. Katen, A. G. Lafley,
P. A. Laskawy, E. S. O'Neal, E. Pfeiffer, and G. R. Wagoner, Jr.; upon the other Items shown on the reverse side, which are described on the pages identified in the Table of Contents to the Proxy Statement; and upon all other matters which may come before the 2003 Annual Meeting of Stockholders of General Motors Corporation, or any adjournment thereof.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.
                                                                ----------------
                                                                SEE REVERSE SIDE
                                                                ----------------

                                                                 GM-503 Rev 4/03

PLEASE MARK    /X/                                                       COMMON
VOTES AS IN
THIS EXAMPLE:

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-2
                           AND "AGAINST" ITEMS 3-10.

                          This proxy card will be voted
                   "FOR" Items 1-2 if no choice is specified.

GM PROPOSALS                                    FOR             WITHHELD
1. Election of Directors                        / /                / /


------------------------------------------------
For, EXCEPT vote withheld from above nominee(s)

                                                FOR       AGAINST      ABSTAIN
2. Ratify selection of independent
   accountants                                  / /         / /          / /

                          This proxy card will be voted
                "AGAINST" Items 3-10 if no choice is specified.

STOCKHOLDER PROPOSALS                           FOR       AGAINST      ABSTAIN
3. Retain auditing consulting firm that was
   not part of Deloitte & Touche                / /         / /          / /

4. Report on greenhouse gas emissions           / /         / /          / /

5. Require an independent chairman separate
   from chief executive officer                 / /         / /          / /

6. Require stockholder approval of a
   "poison pill"                                / /         / /          / /

7. Adopt cumulative voting                      / /         / /          / /

8. Appoint independent directors to key
   Board committees                             / /         / /          / /

9. Award performance-based stock options
   to senior executives and directors           / /         / /          / /

10. Appoint independent auditor that will
    not provide GM with non-audit
    consulting services                         / /         / /          / /


THIS PROXY CARD REPRESENTS YOUR HOLDINGS OF COMMON STOCK.

Signature(s): ___________________________________    Date _________________ 2003

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

NOTE: Please add your title if you are signing as attorney, administrator, executor, guardian, trustee, or in any other representative capacity.
                                                                SEE REVERSE SIDE

GM                         GENERAL MOTORS CORPORATION                    CLASS H
                                   PROXY CARD

    PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS
           HOTEL DU PONT, 11TH & MARKET STREETS, WILMINGTON, DELAWARE
                    TUESDAY, JUNE 3, 2003, 9 A.M. LOCAL TIME

The undersigned authorizes G. Richard Wagoner, Jr., John M. Devine, and
Robert A. Lutz, and each of them as the Proxy Committee, to vote the CLASS H COMMON STOCK of the undersigned upon the nominees for Directors: P. N. Barnevik,
J. H. Bryan, A. M. Codina, G. M. C. Fisher, K. Katen, A. G. Lafley,
P. A. Laskawy, E. S. O'Neal, E. Pfeiffer, and G. R. Wagoner, Jr.; upon the other Items shown on the reverse side, which are described on the pages identified in the Table of Contents to the Proxy Statement; and upon all other matters which may come before the 2003 Annual Meeting of Stockholders of General Motors Corporation, or any adjournment thereof.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.


                                                                ----------------
                                                                SEE REVERSE SIDE
                                                                ----------------


                                                                 GM-504 Rev 4/03

PLEASE MARK    /X/                                                      CLASS H
VOTES AS IN
THIS EXAMPLE:

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-2
                           AND "AGAINST" ITEMS 3-10.

                          This proxy card will be voted
                   "FOR" Items 1-2 if no choice is specified.

GM PROPOSALS                                    FOR             WITHHELD
1. Election of Directors                        / /                / /


------------------------------------------------
For, EXCEPT vote withheld from above nominee(s)

                                                FOR       AGAINST      ABSTAIN
2. Ratify selection of independent
   accountants                                  / /         / /          / /


                          This proxy card will be voted
                "AGAINST" Items 3-10 if no choice is specified.

STOCKHOLDER PROPOSALS                           FOR       AGAINST      ABSTAIN
3. Retain auditing consulting firm that was
   not part of Deloitte & Touche                / /         / /          / /

4. Report on greenhouse gas emissions           / /         / /          / /

5. Require an independent chairman separate
   from chief executive officer                 / /         / /          / /

6. Require stockholder approval of a
   "poison pill"                                / /         / /          / /

7. Adopt cumulative voting                      / /         / /          / /

8. Appoint independent directors to key
   Board committees                             / /         / /          / /

9. Award performance-based stock options
   to senior executives and directors           / /         / /          / /

10. Appoint independent auditor that will
    not provide GM with non-audit
    consulting services                         / /         / /          / /


THIS PROXY CARD REPRESENTS YOUR HOLDINGS OF CLASS H COMMON STOCK.

Signature(s): ___________________________________    Date _________________ 2003

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

NOTE: Please add your title if you are signing as attorney, administrator, executor, guardian, trustee, or in any other representative capacity.

                                                                SEE REVERSE SIDE